     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                              ESSENTIAL.COM, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7399                               04-3438666
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)              Identification Number)

                           --------------------------

                   THREE BURLINGTON WOODS DRIVE, FOURTH FLOOR
                           BURLINGTON, MA 01803-4543
                                 (781) 229-9599
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

         AKHIL GARLAND, PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                              ESSENTIAL.COM, INC.
                   THREE BURLINGTON WOODS DRIVE, FOURTH FLOOR
                           BURLINGTON, MA 01803-4543
                                 (781) 229-9599
                (Name, address including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                 LINDA DE RENZO, ESQ.                                     MARK L. JOHNSON, ESQ.
                  KATHY FIELDS, ESQ.                                        HALE AND DORR LLP
            TESTA, HURWITZ & THIBEAULT, LLP                                  60 STATE STREET
                    125 HIGH STREET                                    BOSTON, MASSACHUSETTS 02109
              BOSTON, MASSACHUSETTS 02110                                  TEL: (617) 526-6000
                  TEL: (617) 248-7000                                      FAX: (617) 526-5000
                  FAX: (617) 248-7100

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / / ____________

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)         REGISTRATION FEE
Common Stock................................................    $86,250,000.00         $22,770.00

(1) Estimated solely to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION--APRIL 10, 2000
WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

        , 2000

                                     [LOGO]

                                   SHARES OF COMMON STOCK

----------------------------------------------------------------------

ESSENTIAL.COM, INC.:

- We are a leading online communications and energy marketplace offering a broad range of branded essential services to residential and small business customers.

PROPOSED SYMBOL AND MARKET:

- ESSE/Nasdaq National Market

THE OFFERING:

- We are offering      shares of our common stock.

- The underwriters have an option to purchase up to      additional shares from
  us to cover over-allotments.

- This is our initial public offering. We anticipate that the initial public
  offering price will be between $     and $     per share.

- Closing:                  , 2000

--------------------------------------------------------------------------------

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price:                                         $          $
Underwriting fees:
Proceeds to essential.com:

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                          JOINT BOOK-RUNNING MANAGERS

DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.

                                ----------------

                                PAINEWEBBER INCORPORATED

                                                                      E*OFFERING

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary...................       1
Risk Factors.........................       5
Special Note Regarding
  Forward-Looking Statements and
  Market Data........................      15
Use of Proceeds......................      16
Dividend Policy......................      16
Capitalization.......................      17
Dilution.............................      19
Selected Financial Data..............      20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      21
Business.............................      28

                                         PAGE
Management...........................      41
Related-Party Transactions...........      49
Principal Stockholders...............      51
Description of Capital Stock.........      53
Shares Eligible for Future Sale......      56
Underwriting.........................      59
Legal Matters........................      62
Experts..............................      62
Where You Can Find More Information..      62
Index to Financial Statements........     F-1
Appendix: "Meet the Management"
  Presentation.......................     A-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION.

                              ESSENTIAL.COM, INC.

THE COMPANY

    We are a leading online communications and energy marketplace offering a broad range of branded essential services to residential and small business customers. We define essential services to be the recurring services necessary to operate a residence or small business. The essential services we currently offer in selected areas include telecommunications services, such as long distance telephone service, local telephone service and Internet access, and energy services, such as electricity and home heating products. We intend to expand the geographic areas in which we offer these services and to offer additional essential services such as wireless telecommunications, natural gas and satellite television. We generally enter into contracts to buy essential services from leading service providers at wholesale prices and resell these services online to our customers at retail prices. As of March 31, 2000 approximately 55,000 customers were purchasing services from us and we had signed agreements with 42 service providers.

OUR MARKET OPPORTUNITY

    The Internet has emerged as a significant global medium for communications, information and commerce. The emergence of the Internet has coincided with a period of extensive deregulation of the large telecommunications and energy markets by state and federal lawmakers. According to the Federal Communications Commission, the telecommunications industry generated 1997 telephone services revenues of approximately $78 billion from households in the United States. According to the Department of Energy, the electric power industry generated 1998 revenues of approximately $93 billion from residential customers in the United States.

    Deregulation is intended to promote competition by opening markets to new entrants and ultimately to promote consumer choice. As deregulation leads to increased competition and more complex essential service offerings, customers face numerous challenges including identifying and locating essential service providers; researching and comparing service plans and prices; analyzing usage data to optimize service selection; and manually paying multiple monthly bills. Suppliers of essential services face challenges including cost-effectively increasing revenues and capacity utilization; increasing brand awareness; reducing high costs associated with servicing and billing individual customers; and developing and implementing an online strategy. We believe that these challenges, combined with the large and recurring nature of the demand for essential services by residential and small business customers, provide a significant opportunity for an online communications and energy marketplace.

OUR SOLUTION

BENEFITS TO OUR CUSTOMERS

    Our online communications and energy marketplace provides our customers with convenience, choice, simplicity and value in selecting, managing and paying for essential services. We offer access to essential service offerings and billing information 24 hours a day, seven days a week from anywhere that a customer has Internet access. We are able to provide our customers with one consolidated online bill for the essential services we provide to them. Customers may pay their consolidated bills electronically by either credit card or bank account debit. We intend to offer a choice of multiple branded service providers representing a mix of price and service plans within each service offering. We intend to offer up to four brands within each service category at our online marketplace. Detailed information, such as monthly fees, surcharges, service fees and rates, may be compared for each available service plan at our web site. Using our proprietary tools, customers can easily evaluate different service plans by sorting by rates or monthly fees. Through aggregation of customer demand, we believe that we will be able to negotiate favorable pricing for most of our services and to pass on a portion of these savings to our customers.

BENEFITS TO OUR SERVICE PROVIDERS

    Deregulation is creating a more competitive market for telecommunication and energy service providers in which they are increasingly seeking to maximize capacity utilization while reducing costs. Our marketplace offers service providers a distribution channel which enables them to increase revenues without incurring direct customer acquisition costs. This results in greater utilization by service providers of existing capacity. Service providers are seeking to differentiate themselves in increasingly competitive markets through branding. This is particularly true for service providers that are new entrants in their markets or participants in deregulating markets. Visitors to our web site, as well as our customers, are exposed to the brands of the service providers we select. By providing comprehensive support services to our customers, including customer service and billing, we enable service providers to reduce their operating costs. We also assume the responsibility for collections and the related credit risks. By providing services through our online marketplace, service providers gain immediate e-commerce capabilities, expand their existing capabilities or gain an Internet presence with a low up-front investment.

OUR STRATEGY

    Our goal is to be the leading online marketplace for essential services for residential and small business customers. Our strategy includes the following key elements:

    - expand geographic coverage of our current service offerings and include additional essential services in our marketplace;

    - establish a national brand by expanding our marketing campaign to increase awareness of our online communications and energy marketplace and drive traffic to our web site;

    - establish partnerships and strategic alliances in order to provide marketing and customer acquisition opportunities;

    - offer essential services that generate recurring monthly revenue streams, and cross-sell additional essential services to our customer base;

    - develop and maintain long-term relationships with our customers by becoming their primary source for essential services;

    - continue to invest in technology to support our growing business and ensure high standards of reliability; and

    - focus on the residential and small business markets where provisioning and billing of services are standardized, scalable and can take advantage of the capabilities of the Internet.

OUR CORPORATE INFORMATION

    We were founded as a Massachusetts corporation in 1995 and reincorporated in Delaware in 1998. Our principal executive office is located at Three Burlington Woods Drive, Burlington, Massachusetts 01803-4543 and our telephone number is
(781) 229-9599. Our web site is located at WWW.ESSENTIAL.COM. The information contained on our web site is not a part of this prospectus.

    ESSENTIAL, ESSENTIAL.COM, ESSENTIAL.COM and design, TELEGUARD and COMPARILATOR are trademarks or service marks of essential.com, inc. Other trademarks and tradenames in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered by essential.com............  shares

Common stock outstanding after this offering.....  shares

Use of proceeds..................................  We intend to use the net proceeds for working capital and other general corporate purposes.
                                                   See "Use of Proceeds."

Proposed Nasdaq National Market symbol...........  ESSE

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding on April 6, 2000. This number does not include:

    - 2,392,385 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $0.74 per share;

    - 5,379,003 shares available for issuance and grant under our stock incentive plans; or

    - 338,851 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.76 per share.

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS:

    - REFLECTS THE CONVERSION OF ALL OF OUR OUTSTANDING SHARES OF PREFERRED STOCK INTO A TOTAL OF 18,404,581 SHARES OF COMMON STOCK UPON THE COMPLETION OF THIS OFFERING;

    - REFLECTS THE EFFECTIVENESS UPON COMPLETION OF THIS OFFERING OF OUR FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, WHICH SETS THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AT 395,000,000 AND SETS THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK AT 5,000,000; AND

    - ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                             SUMMARY FINANCIAL DATA

    The following tables are a summary of financial data for our business. The information should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pro forma net loss per share amounts reflect the conversion of our preferred stock into shares of common stock upon the completion of this offering.

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                1997           1998           1999
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenue.....................................................  $     45        $   142       $    527
Total operating expenses....................................        84            709         13,440
Loss from operations........................................       (39)          (567)       (12,913)
Net loss....................................................       (41)          (584)       (12,954)
Net loss applicable to common stockholders..................       (41)          (584)       (13,522)
Net loss per share:
  Basic and diluted.........................................  $  (0.02)       $ (0.14)      $  (3.03)
  Pro forma basic and diluted...............................                                $  (1.18)
Weighted average shares outstanding:
  Basic and diluted.........................................     2,540          4,211          4,459
  Pro forma basic and diluted...............................                                  10,990

    The summary balance sheet data as of December 31, 1999 are prepared:

    - on an actual basis;

    - on a pro forma basis to reflect our sale of 6,411,004 shares of Series C redeemable convertible preferred stock in February and March 2000 and the conversion of all of our outstanding preferred stock into 18,404,581 shares of common stock upon completion of this offering; and

    - on a pro forma as adjusted basis to also give effect to our sale of shares of common stock in this offering at an assumed initial
      public offering price of $    per share, after deducting the estimated
      underwriting fees and estimated offering expenses payable by us, and our receipt of the estimated net proceeds from this offering.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                               ACTUAL                 PRO FORMA
                                                                         PRO FORMA   AS ADJUSTED
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  3,341   $ 74,591
Working capital.............................................     1,660     72,909
Total assets................................................     5,947     77,197
Redeemable convertible preferred stock......................    15,342         --
Total stockholders' equity (deficit)........................   (12,789)    74,130

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES INCLUDING THOSE THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

    WE HAVE A HISTORY OF LOSSES AND MAY NEVER ATTAIN PROFITABILITY.

    We incurred substantial net losses and negative cash flows from operations in 1998 and 1999. For the year ended December 31, 1999, our net loss applicable to common stockholders was $13.5 million. As of December 31, 1999, our accumulated deficit was $14.2 million. We cannot be certain when we will become profitable, if at all. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. To date, we have generated relatively small amounts of revenues while increasing operating expenditures in all areas, particularly in customer acquisition, selling and marketing, technology, and general and administrative. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially adversely affected.

    OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS
     AND PROSPECTS.

    We are still in the early stages of our development. Therefore, evaluating our business operations and our prospects is difficult. We incorporated in 1995, began limited business operations in April 1998 and launched our web site in June 1999. As a result of our limited operating history, we cannot forecast operating expenses based on our historical results. Accordingly, we currently base our expenses in part on future revenue projections. Our ability to forecast accurately our quarterly revenue is limited because we are in the earliest stages of implementing our business model, acquiring customers and integrating service providers. If our revenue does not meet our expectations in any quarter, our business, operating results and financial condition would be materially adversely affected and our net losses in that quarter would be greater than expected.

    We will encounter the risks and challenges frequently encountered by early-stage companies in new and rapidly evolving markets. These challenges include the need to:

    - cost-effectively attract and retain customers;

    - enter into and maintain agreements with service providers;

    - rapidly expand our customer service capabilities;

    - manage the credit and collection risks associated with our business; and

    - hire and retain highly skilled employees, particularly sales, customer service, marketing and technology development personnel.

    If we fail to manage these challenges successfully, our business might not grow as we anticipate, which would harm our business, results of operations and financial condition.

    OUR BUSINESS MODEL MAY NOT BE WIDELY ACCEPTED.

    Our business model provides that we will function as an online communications and energy marketplace. We generally buy essential services at wholesale prices from our service providers, aggregate them online and resell them as branded services to our customers at retail prices. Some service providers do not allow us to use their brands and logos. The traditional business model for essential services contemplates that customers will purchase essential services directly from the service providers. It is too early to determine whether our business model will be widely accepted by either the service providers or the residential and small business customers we are currently targeting. If it is not, we may be required to alter our business model.

    OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

    As a result of our limited operating history and the rapidly developing nature of the market in which we compete, our quarterly revenue and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control, including:

    - the number of customers who contract with us for the provision of essential services and the timing of the initiation of such services;

    - our customers may terminate their agreements with us at any time;

    - unexpected delays in introducing new services, including delays caused by regulatory authorities;

    - our expenses may exceed what we project, whether related to customer service, selling and marketing, technology, or general and administrative;

    - the online market for essential services is changing rapidly;

    - changes in the mix of service revenue; and

    - our revenue associated with energy sales may fluctuate significantly both due to demand-led factors, such as climatic changes and seasonality affecting demand for natural gas, electricity, propane and heating oil, and supply-side factors that result in fluctuations in the prices at which such products are provided by our service providers.

    Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

    We plan to increase our operating expenses to expand our customer service and sales and marketing operations, develop new customer acquisition channels, broaden services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results and financial condition could be materially adversely affected.

    WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH.

    We have recently experienced a period of rapid growth that has strained, and may continue to strain, our customer service, financial, operational, marketing and management systems and resources. Our anticipated growth, as well as the requirements we will face as a public company, will place additional burdens on our resources. Our existing personnel, systems, procedures and controls may not be adequate.

    In the past we have had difficulty managing customer service during periods of growth. We have recently supplemented our customer service efforts with an outsourced customer service organization. This organization may not be able to expand its operations sufficiently to meet our needs and may not provide the level of customer service we intend. Our inability to expand our operations effectively or outsource customer service could cause us to lose customers and service providers and may harm our brand and reduce customer loyalty.

    We are implementing operations support systems to help us manage customer service, bill customers, process customer orders and coordinate with suppliers. Implementation of these systems, and subsequent enhancements and integration of these systems, could be delayed or, when implemented, could cause disruptions in service or billing. To manage our growth effectively, we must successfully implement these systems on a timely basis, and continually expand and upgrade these systems as our operations expand.

   THE SUCCESS OF OUR BUSINESS DEPENDS ON A RELATIVELY SMALL NUMBER OF SERVICE PROVIDERS AND WE MAY ENCOUNTER DIFFICULTY ATTRACTING AND RETAINING SERVICE PROVIDERS.

    If we are unable to broaden or maintain our service offerings, we may be unable to attract and retain customers. In 1999, four service providers supplied services which accounted for 88% of our total revenue. We expect that a substantial portion of our total revenue in future periods will continue to be derived from a limited number of service providers. Loss of a service provider could cause disruption in service to our customers until an alternate service provider can be identified and integrated. We could lose customers as a result of this disruption or due to dissatisfaction with the replacement service provider. In addition, our ability to offer local telephone service would be materially and adversely affected by the loss of any contract, or other disruption in our relationship, with any Regional Bell Operating Company.

    WE FACE INTENSE COMPETITION IN THE PROVISION OF ESSENTIAL SERVICES.

    The market for essential services is intensely competitive and, in some cases, highly fragmented. We presently face competition from service providers, agents and resellers. We face competition from Internet start-ups and potential competition from more established Internet companies. We do not have exclusive relationships with our service providers and they may offer services that compete with us directly or through our competitors. Many of our current and potential competitors have longer operating histories, greater name recognition, an established network of potential customers and significantly greater financial, technical and marketing resources than we do. Our competitors may be able to adapt more quickly to new or emerging technology and changes in customer requirements or to devote greater resources to marketing, customer service and other operations than we do. Barriers to entering the market for an online communications and energy marketplace are relatively insubstantial. Cooperative relationships among our competitors could increase their ability to address the needs of our prospective customers. Increased competition could lead to reduced margins and fewer customers and service providers signing with us, resulting in a loss of market share and an adverse effect on our ability to achieve profitability.

    WE BEAR CREDIT RISK AND BILLING RESPONSIBILITY FOR OUR CUSTOMERS.

    We are responsible for payment to our service providers for services provided by them to our customers, regardless of whether we are ultimately able to collect from our customers. Until the third quarter of 1999, we experienced difficulties with our provisioning and billing systems that resulted in some customers receiving services without being billed for them. The failure of our customers to pay their bills in a timely manner, or at all, or our failure to maintain adequate billing and collection programs could materially adversely affect our business, results of operations and financial condition.

    A failure to adequately control fraudulent credit card transactions would harm our revenues and results of operations because we do not carry insurance against this risk. We may suffer losses as a result of services purchased with fraudulent credit card data even though the associated financial institution approved payment. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. Because we have a limited operating history, we cannot predict our future levels of bad debt expense.

    OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN NEW CUSTOMERS.

    We must cost-effectively attract and retain large numbers of new customers. We cannot assure you that our web-based and other marketing techniques will prove effective in achieving this objective. If our marketing efforts are not successful, our business, results of operations and financial condition would be materially adversely affected.

   OUR BUSINESS WILL BE HARMED IF THE INTERNET FAILS TO BECOME A WIDELY ACCEPTED MEDIUM FOR THE SALE OF ESSENTIAL SERVICES.

    We rely on sales of essential services through our online marketplace. The market for e-commerce is new and rapidly evolving, and it is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly with respect to essential services. Our success will depend to a substantial extent on the willingness of residential and small business customers to increase their online purchases of essential services. Our success will also depend upon service providers' acceptance of our online marketplace as a means to market and sell their services. Moreover, our growth will depend on the extent to which an increasing number of residential and small business customers own or have access to personal computers or other systems that can access the Internet. If e-commerce in the essential services industry does not achieve high levels of demand and market acceptance, our business will be materially adversely affected.

    OUR BUSINESS MODEL DEPENDS ON THE CONTINUED USE AND GROWTH OF THE INTERNET
     AND E-COMMERCE.

    Demand for recently introduced services over the Internet and commercial online services is subject to a high level of uncertainty. Our business could be materially adversely affected if use of the Internet does not continue to develop or develops more slowly than expected. The level of demand and acceptance of Internet services may not increase for a number of reasons, including:

    - inadequate network infrastructure and congestion of traffic on the Internet;

    - actual or perceived lack of security or privacy of information;

    - inconsistent quality of service;

    - lack of availability of cost-effective, high-speed service;

    - lack of access and ease of use;

    - excessive governmental regulation; and

    - uncertainty regarding intellectual property ownership.

    Capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable commercial medium, our business, results of operations and financial condition could be materially and adversely affected.

    TO COMPETE EFFECTIVELY, WE MUST BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED
     EMPLOYEES.

    Our future performance depends in part upon the continued service of our current and future key members of management, as well as technical, sales, support, service and marketing personnel. The loss of one or more of our key personnel could have a material adverse effect on our business, results of operations and financial condition. We believe our future success will depend in part upon our ability to attract and retain highly skilled management, sales, support, service, marketing and technical personnel. We are currently conducting searches for a new Chief Executive Officer and a Chief Financial Officer to supplement our current management team. Competition for all of the people we need to hire is intense, and there can be no assurance that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining such personnel in the future. Failure to attract, assimilate and retain key personnel could have a material adverse effect on our business, results of operations and financial condition.

   IF WE FAIL TO CONTINUOUSLY IMPROVE OUR WEB SITE, WE MAY NOT SUCCEED IN ATTRACTING AND RETAINING CUSTOMERS.

    Our business model depends on driving traffic to our web site and converting visitors to customers. If our customers do not find our web site a convenient place to shop for essential services, we may not attract or retain customers and our sales will suffer. To encourage the use of our web site, we must continuously improve its accessibility, content and ease of use and provide timely and efficient customer support. If our competitors' web sites are perceived as easier to use or better able to satisfy the needs of a similar customer target group, our customer traffic and our business, results of operations and financial condition could be adversely affected.

    OUR BUSINESS WILL SUFFER IF OUR COMPUTER SYSTEMS FAIL OR OVERLOAD.

    The success of our online marketplace depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our communications hardware and other computer hardware operations are located offsite at Exodus Corporation, Inc. in Waltham, Massachusetts. Fire, floods, earthquakes, power loss, telecommunications failures and similar events could damage or cause interruptions in these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our web site. In addition, we may be subject to denial of service attacks. If our systems or web site are affected by any of these occurrences, our business, results of operations and financial condition could be harmed.

    WE DEPEND ON SERVICE PROVIDERS TO DELIVER ESSENTIAL SERVICES TO OUR
     CUSTOMERS.

    We depend on our service providers to supply and deliver essential services over their delivery and distribution infrastructure. Any disruption in service could harm our brand name and lead to customer dissatisfaction and a loss of revenue and marketshare. In addition, our agreements with service providers are generally of a short duration, such as one year. We can not assure you that the agreements will not be terminated or that we will be able to negotiate new agreements with service providers as existing agreements expire. If a provider terminates its arrangements with us, customers may not be willing to accept service from any alternative or replacement provider we identify. Accordingly, our customer retention and financial condition are dependent upon our service providers.

    WE MAY HAVE DIFFICULTY INTEGRATING SERVICE PROVIDERS INTO OUR ONLINE
     MARKETPLACE.

    Our failure to integrate service providers into our online marketplace and billing systems could limit our product offering. Integration of a service provider into our online marketplace and billing systems requires a commitment of time and resources on our part and on the part of the service provider. Our accurate and prompt billing of our customers depends on our timely receipt of accurate customer usage data from our service providers. We cannot be certain that our current or future service providers will supply us with accurate data in a timely manner. Failure to successfully integrate service providers would adversely affect our ability to offer additional services and to promptly and accurately bill our customers.

   WE MAY BE UNABLE TO BUILD BRAND AWARENESS THAT WE BELIEVE IS NECESSARY FOR WIDESPREAD ACCEPTANCE OF OUR ONLINE MARKETPLACE.

    We must continue to build our brand awareness to achieve widespread acceptance of our online marketplace. We believe that brand recognition will become more important as competition increases. We intend to increase spending on marketing to attract new customers. We plan to do this through online marketing, direct mail, and selective national and regional advertising. If our branding efforts are not successful, our sales and ability to attract new customers will be adversely affected.

    OUR SUCCESS DEPENDS UPON THE PROPER OPERATION OF OUR COMPUTER SYSTEMS.

    Currently, we use commercially available software applications to manage certain components of our operations. Some of the software we license from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. The loss of, or inability to maintain, any of these licenses could result in disruption to our online marketplace until equivalent technology is developed or, if available, is identified, licensed and integrated. In addition, we are in the process of developing proprietary software applications to address scalability and data management issues in our software. There can be no assurance that this development will be successful or that we will be able to transition to proprietary software. Any disruption in service resulting from the transition or errors in the propriety software could injure our reputation and result in lost revenues and customers.

    In addition, we must expand and upgrade our systems and network infrastructure if the volume of traffic and transactions on our system increases substantially. We could experience periodic temporary capacity constraints which may cause unanticipated system disruptions, slower response times, and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business, results of operations and financial condition.

    THE PROVISION OF ESSENTIAL SERVICES IS HIGHLY REGULATED.

    Many of the essential services that we offer to our customers are or may be subject to substantial regulation at either or both a federal and state level. We must comply with such regulatory framework both as it currently exists and as it will exist in the future. Our business has grown rapidly over a relatively short period of time and we may not always have been, and may not always be, in compliance with applicable federal and state laws and regulations. Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities may result in, among other things, revocation of required licenses or registrations, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and contractual, civil and criminal liability. The occurrence of one or more of these events could materially affect our business, results of operations and financial condition. Existing and future regulations may impact our ability to offer services and the prices we can charge. Changes to existing regulations, as well as new regulations, could have a material adverse effect on our business, results of operations and financial condition.

    REGULATIONS AFFECTING US MAY HAMPER OUR FLEXIBILITY IN ACCESSING CAPITAL
     MARKETS.

    As a common carrier and/or energy supplier subject to various state and federal regulatory requirements, we may need to obtain state regulatory approval before issuing securities depending on the nature of our business operations in various states. Any delay in obtaining, or failure to obtain, such approval where required could adversely affect our flexibility in accessing capital markets on the most advantageous terms possible. Any such delays could have a material adverse effect on our business, results of operations and financial condition.

    GOVERNMENT REGULATION OF THE INTERNET MAY AFFECT OUR ABILITY TO CONDUCT
     BUSINESS.

    We expect there will be an increasing number of laws and regulations pertaining to the Internet in the United States and throughout the world. Any new laws or regulations may adversely impact our ability to conduct business. These laws or regulations may relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services sold over the Internet. Some jurisdictions have sought to impose taxes and other costs on providers of Internet access services, and to regulate content provided via the Internet and other information services. We expect that proposals of this nature will continue to be debated in Congress and state legislatures in the future. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet or our web site. This could decrease the demand for our products, increase our cost of doing business or otherwise adversely affect our business.

   REGULATIONS IMPOSED BY THE FEDERAL TRADE COMMISSION REGARDING THE COLLECTION OF PERSONAL INFORMATION MAY AFFECT OUR BUSINESS.

    The Federal Trade Commission has issued regulations effective April 21, 2000, regarding the collection and use of personal identifying information obtained from children aged twelve and under when accessing web sites. The Federal Trade Commission has strongly advocated that even general audience web sites establish privacy policies that:

    - include procedures to disclose and notify users of privacy and security policies;

    - obtain consent from users for collection and use of information;

    - provide users with the ability to access, correct and delete personal information stored by the company; and

    - include enforcement and redress provisions.

    Moreover, even before adoption of these regulations, the Federal Trade Commission had begun investigations into the privacy practices of companies that collect information on the Internet. We may become subject to a similar investigation, or the Federal Trade Commission's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could adversely affect our marketing efforts.

    WE COULD BE LIABLE FOR MISAPPROPRIATION OF OUR USERS' PERSONAL INFORMATION.

    Unauthorized users could circumvent the measures we take to protect client data, such as personal credit card information and bank account numbers for our customers' checking accounts. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Any compromise of our security could harm our business.

   IF THIRD PARTIES ACQUIRE RIGHTS TO USE SIMILAR DOMAIN NAMES, OUR BRAND MAY BE DAMAGED AND WE MAY LOSE SALES.

    Our domain names are an important aspect of our brand recognition. We cannot practically acquire rights to all domain names that are similar to WWW.ESSENTIAL.COM. If third parties obtain rights to a similar domain name, these third parties may confuse our customers or cause our customers to place orders with these third parties inadvertently, which could result in lost sales for us and could damage our brand name.

    BREACHES OF PRIVACY OR SECURITY AT ANY WEB SITE COULD HARM OUR BUSINESS.

    Due in part to privacy and security concerns, many Internet users have been reluctant to transmit confidential information over the Internet. Any well-publicized compromise of privacy or security on the Internet could deter more people from using the Internet to conduct transactions that involve transmitting confidential information, such as a user's credit card information, over the Internet.

   IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY WE MAY LOSE A VALUABLE ASSET OR INCUR COSTLY LITIGATION TO PROTECT OUR RIGHTS.

    Our success and ability to compete depend upon our intellectual property, including our propriety technology and confidential information. We rely on patent, trademark, trade secret and copyright laws to protect our intellectual property. Our initial application to register the ESSENTIAL mark has been denied by the Patent and Trademark Office. Despite our efforts to protect our intellectual property, a third party could copy or otherwise obtain our proprietary information without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, or duplicate our products or our other intellectual property. We may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive and could cause a diversion of our resources. Our protective measures may prove inadequate to protect our proprietary rights, and any failure to enforce or protect our rights could cause us to lose a valuable asset.

   WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT, WITH OR WITHOUT MERIT, COULD BE COSTLY TO DEFEND OR SETTLE.

    We may be subject to claims of infringement of other parties' proprietary rights, or claims that our own intellectual property rights are invalid. There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights. We expect that providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in industry segments overlaps. It is possible that third parties may claim that we infringe their intellectual property. Any infringement claims made against us, with or without merit, could be time-consuming, result in costly litigation, or cause product shipment delays or negative publicity. In addition, if we were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements and royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

   FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

    In the future, we may seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

    - difficulties in assimilation of acquired personnel, operations, technologies or products;

    - unanticipated costs associated with acquisitions;

    - diversion of management's attention from other business concerns;

    - adverse effects on our existing business relationships with suppliers and customers; and

    - use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisitions.

    In addition, if we consummate acquisitions through an exchange of our securities, you could suffer significant dilution. Any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

    WE MAY NEED ADDITIONAL FUNDS, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS,
     IF AT ALL.

    We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. We may need to raise additional capital, however, to expand more rapidly, to develop new technology and to enhance existing technology supporting our Internet-based solution, to respond to competitive pressures, or to acquire complementary services, businesses or technologies. If adequate funds are not available or are not available on terms favorable to us, our business, results of operations and financial condition could be harmed.

RISKS RELATED TO THIS OFFERING

   IF THE PUBLIC PERCEPTION OF THE VALUE OF OUR COMMON STOCK IS LOWER THAN THE INITIAL PUBLIC OFFERING PRICE, THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

    Prior to this offering, there has been no public market for our common stock. We, together with the underwriters, will determine the initial public offering price, and this price may not be the price at which the common stock will trade after this offering. The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue. We cannot assure you of the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market will become.

   BECAUSE OF THE NATURE OF OUR BUSINESS, THE MARKET PRICE OF OUR COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY AND COULD DROP UNEXPECTEDLY.

    The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of Internet and other technology companies have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock. The market price of the common stock may fluctuate substantially due to a variety of factors, including:

    - any actual or anticipated fluctuations in our financial condition and operating results;

    - public announcements concerning us or our competitors, or the Internet industry;

    - the introduction or market acceptance of new service offerings by us or our competitors;

    - changes in industry research analysts' earnings estimates;

    - changes in accounting principles;

    - sales of our common stock by existing stockholders; and

    - the loss of any of our key personnel.

   IF WE BECOME SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY, THE LITIGATION WILL DISTRACT OUR MANAGEMENT AND COULD RESULT IN SUBSTANTIAL COSTS AND LARGE JUDGMENTS AGAINST US.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business, operating results and financial condition.

   OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE MATTERS.

    After this offering, executive officers, directors and holders of 5% or more
of our outstanding common stock will, in the aggregate, own approximately     %
of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

   OUR MANAGEMENT WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS.

    We have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has complete discretion as to how to spend the proceeds from this offering. They may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

    SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO
     DECLINE.

    Sales of a substantial number of shares of our common stock after this offering could cause the market price of our common stock to decline by potentially introducing a large number of sellers of our common stock into a market in which our common stock price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of March 15,
2000, we will have          shares of our common stock outstanding upon
completion of the offering, or          shares if the underwriters'
over-allotment option is exercised in full. Our directors, executive officers and certain stockholders have executed lock-up agreements in which they have agreed not to sell any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written approval of the representatives of the underwriters. When these lock-up agreements expire, these shares will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act of 1933.

   PROVISIONS OF OUR GOVERNING DOCUMENTS AND OF DELAWARE LAW COULD INHIBIT OUR ABILITY TO SELL OUR BUSINESS, EVEN IF DOING SO WOULD BE FAVORED BY STOCKHOLDERS SUCH AS YOU.

    Provisions of our certificate of incorporation and bylaws, as well as
Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a hostile takeover attempt;

    - providing for a classified board of directors with staggered, three-year terms;

    - prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors; and

    - requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws.

    YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF
     YOUR INVESTMENT.

    If you purchase shares of our common stock in this offering, you will
experience immediate and substantial dilution of approximately $      , based on
an assumed initial public offering price of $      . This dilution is due in
large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options to purchase common stock.

       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "aims," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    This prospectus contains market data related to our business, the Internet and the various markets for our services. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, levels of activity, performance, or goals will be achieved. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform these statements to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from our sale of
shares of common stock will be $         ($         if the underwriters'
over-allotment option is exercised in full) after deducting the estimated underwriting fees and estimated offering expenses payable by us and assuming an
initial public offering price of $         .

    We expect to use the net proceeds from this offering for working capital and other general corporate purposes. We have not identified specific uses for our proceeds and management will have discretion over their use. Pending those uses, we will invest the net proceeds from this offering in investment grade, interest-bearing securities.

    The principal purposes of this offering are:

    - to increase our equity capital;

    - to create a public market for our common stock;

    - to facilitate future access by us to public equity markets;

    - to provide increased visibility and credibility in our marketplace; and

    - to enhance our ability to use our common stock as a means of attracting and retaining key employees.

    A portion of the net proceeds may be used for the acquisition of complementary businesses or technologies. We are not currently a party to any contracts, commitments or agreements with respect to any such acquisitions.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings to fund the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our board of directors will decide whether to pay any future dividends after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, under our current credit facility we may not declare or pay any cash dividends without written consent from our lender.

                                 CAPITALIZATION

    The following table describes our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect our sale of 6,411,004 shares of Series C redeemable convertible preferred stock in February and March 2000, the issuance of a warrant to purchase 64,110 shares of Series C redeemable convertible preferred stock in March 2000, the automatic conversion of all of our outstanding shares of preferred stock into an aggregate of 18,404,581 shares of common stock upon completion of this offering and the restatement and amendment of our certificate of incorporation to increase our authorized capital stock upon completion of this offering; and

    - on a pro forma as adjusted basis to also give effect to our sale of shares of common stock in this offering at an assumed initial public
      offering price of $      , after deducting the estimated underwriting fees
      and the estimated offering expenses payable by us, and our receipt of the estimated net proceeds.

    You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes and the other financial information contained in this prospectus.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligations, net of current portion...........  $   161     $   161      $

Redeemable convertible preferred stock:
  Series A, $0.01 par value; 2,830,726 shares authorized,
    issued and outstanding actual...........................    2,902          --
  Series B, $0.01 par value; 6,606,867 shares authorized
    actual; 6,332,125 shares issued and outstanding
    actual..................................................   12,441          --
  Series C, $0.01 par value; no shares authorized actual....       --          --
  Series B warrants outstanding.............................      327          --
  Series C warrant outstanding..............................       --          --

Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; no shares authorized
    actual and 5,000,000 shares authorized pro forma and pro
    forma as adjusted; no shares issued and outstanding.....       --          --
  Common stock, $0.01 par value; 19,166,451 shares
    authorized actual and 395,000,000 shares authorized pro
    forma and pro forma as adjusted; 4,482,802 shares issued
    and outstanding actual, 22,887,383 shares issued and
    outstanding pro forma, and       shares issued and
    outstanding pro forma as adjusted.......................       45         229
  Additional paid-in capital................................   13,596      99,685
  Common stock warrants outstanding.........................       --         646
  Deferred stock-based compensation.........................  (12,271)    (12,271)
  Accumulated deficit.......................................  (14,159)    (14,159)
                                                              -------     -------
    Total stockholders' equity (deficit)....................  (12,789)     74,130
                                                              -------     -------      -------
      Total capitalization..................................  $ 3,042     $74,291      $
                                                              =======     =======      =======

    The table above excludes:

    - 2,261,985 shares of common stock issuable upon the exercise of stock options outstanding on December 31, 1999 at a weighted average exercise price of $0.17 per share;

    - 274,741 shares of Series B redeemable convertible preferred stock issuable upon exercise of warrants outstanding on December 31, 1999 at an exercise price of $1.91 per share, which warrants will be exercisable for 274,741 shares of common stock upon completion of this offering; and

    - 64,110 shares of Series C redeemable convertible preferred stock issuable upon exercise of a warrant outstanding on December 31, 1999 on a pro forma and pro forma as adjusted basis at an exercise price of $11.70 per share, which warrant will be exercisable for 64,110 shares of common stock upon completion of this offering.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was
$73.4 million, or $3.21 per share of common stock outstanding. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma shares of common stock outstanding as of December 31, 1999, after giving effect to the sale in February and March 2000 of 6,411,004 shares of Series C redeemable convertible preferred stock and the conversion of all shares of preferred stock into an aggregate of 18,404,581 shares of common stock upon completion of this offering. After giving
effect to the issuance and sale of the       shares of common stock offered in
this offering and after deducting the estimated underwriting fees and estimated offering expenses payable by us, assuming an initial public offering price of
$      per share, our pro forma net tangible book value as of December 31, 1999
would have been $      million, or $      per share. This represents an
immediate increase in pro forma net tangible book value of $      per share to
existing stockholders and an immediate dilution of $      per share to new
investors. The following table illustrates this dilution:

Assumed initial public offering price per share.............          $
  Pro forma net tangible book value per share as of December
    31, 1999................................................  $3.21
  Increase per share attributable to this offering..........
                                                              -----
Pro forma net tangible book value per share after this
offering....................................................
                                                                      -----
Dilution per share to new investors.........................          $
                                                                      =====

    The following table summarizes, on a pro forma basis, as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors:

                                             SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                           ---------------------   ----------------------     PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
Existing stockholders....................  22,887,383         %    $89,829,171         %      $3.92
New investors............................
                                           ----------    ------    -----------    ------
    Total................................                100.0%    $              100.0%
                                           ==========    ======    ===========    ======

    The discussion and the tables above assume no exercise of stock options or warrants outstanding on December 31, 1999 and no issuance of shares granted or reserved for future issuance under our equity plans. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data should be read in conjunction with our financial statements, including the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The data as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 have been derived from our audited financial statements and related notes contained in this prospectus. The balance sheet data as of December 31, 1997 have been derived from our audited financial statements not contained in this prospectus. The statement of operations data for the year ended December 31, 1996 and the balance sheet data at December 31, 1996 have been derived from our unaudited financial statements which are not contained in this prospectus. We were incorporated in October 1995. However, we did not commence operations until 1996 and therefore there are no financial data for 1995.

                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                              1996       1997       1998       1999
STATEMENT OF OPERATIONS DATA:
Revenue...................................................   $   --     $   45    $   142    $    527
                                                             ------     ------    -------    --------
Operating expenses:
  Cost of services sold...................................       --         --        162         421
  Cost of customer acquisition............................       --         --          4       1,591
  Selling and marketing...................................        4         20        133       4,175
  Technology development..................................       --         --         72       2,314
  General and administrative..............................        9         64        338       3,615
  Stock-based compensation................................       --         --         --       1,324
                                                             ------     ------    -------    --------

    Total operating expenses..............................       13         84        709      13,440
                                                             ------     ------    -------    --------
Loss from operations......................................      (13)       (39)      (567)    (12,913)

Interest and other expense, net...........................       --          2         17          41
                                                             ------     ------    -------    --------

Net loss..................................................      (13)       (41)      (584)    (12,954)

Preferred stock dividends and accretion...................       --         --         --         568
                                                             ------     ------    -------    --------
Net loss applicable to common stockholders................   $  (13)    $  (41)   $  (584)   $(13,522)
                                                             ======     ======    =======    ========

Net loss per share:
  Basic and diluted.......................................   $   --     $(0.02)   $ (0.14)   $  (3.03)
  Pro forma basic and diluted.............................                                   $  (1.18)

Weighted average shares outstanding:
  Basic and diluted.......................................       --      2,540      4,211       4,459
  Pro forma basic and diluted.............................                                     10,990

                                                                       AS OF DECEMBER 31,
                                                            -----------------------------------------
                                                              1996       1997       1998       1999
BALANCE SHEET DATA:
Cash and cash equivalents.................................   $   --     $    6    $    14    $  3,341
Working capital (deficit).................................       (3)       (64)      (635)      1,660
Total assets..............................................       15         63        143       5,947
Redeemable convertible preferred stock....................       --         --         --      15,342
Total stockholders' equity (deficit)......................        1        (16)      (569)    (12,789)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH OUR FINANCIAL STATEMENTS, RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION DUE TO COMPETITIVE FACTORS AND OTHER FACTORS DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading online communications and energy marketplace offering a broad range of branded essential services to residential and small business customers. The essential services we currently offer in selected areas include long distance and local telephone services, Internet access, electricity and home heating. We were incorporated in October 1995. However, we did not commence any operations until 1996. From 1996 to June 1999, we were in a development stage offering limited telephone service to customers in Massachusetts, while we focused on developing our business plan and our systems and raising capital. In April 1998, we began providing, on a test market basis, local and long distance telephone service to customers in Massachusetts. In June 1999, we launched our web site and have since expanded our service offerings and our geographic presence. As of December 31, 1999, we offered multiple long distance services and Internet access to customers in the 47 continental states and the District of Columbia. We also offered electricity and home heating products in Massachusetts.

    REVENUE. We generally buy essential services at wholesale prices from our service providers, aggregate them online and resell them to our customers at retail prices. We enter into both reseller and agency agreements with our service providers. In a reseller agreement, we have the ability to determine pricing of the services, we retain credit risk with the customer and we generally provide the first line of customer service support. Revenue from our reseller agreements is recognized based upon the amount of services provided to our customers with the corresponding cost of services recorded as an expense. In an agency relationship, we generally receive a fee from the service provider for referring a customer to the service provider. Revenue from our agency relationships consists of the net fees received from the service provider. Through December 31, 1999, substantially all of our revenue has been generated through our reseller relationships. Revenue is recognized as the services are delivered.

    In 1999 and 1998, revenue was generated principally from the sale of telecommunications services, including Internet access. Revenue increased substantially in the fourth quarter of 1999 as a result of an increase in our customer base and an increase in our sales and marketing efforts. Revenue in 1997 was attributable to a one-time sale of a voice mail system to a customer.

    As of December 31, 1999 and 1998, we had approximately 10,500 and 200 customers, respectively, purchasing essential services from us.

    COST OF SERVICES SOLD. Our cost of services sold consists principally of the cost of services purchased from our service providers for sale to our customers. As of December 31, 1999, we had agreements with 29 service providers. Generally, our agreements with service providers do not require us to purchase a minimum amount of services. In 1999, four service providers supplied services which accounted for 88% of our total revenue.

    COST OF CUSTOMER ACQUISITION. Cost of customer acquisition consists of direct, one-time costs that we incur to acquire and provision customers. We offer promotional programs whereby we provide monetary incentives to new customers. Generally these programs require that the customers agree to purchase our services for a period of six months. These agreements do not require the customers to purchase a minimum amount of services. Accordingly, we expense the related costs when customers agree to begin service. In addition, we are charged a set-up fee by some of our vendors when we provision new customers.

    SELLING AND MARKETING. Selling and marketing expenses consist primarily of employee salaries and related expenses, marketing programs, and advertising. We expense marketing expenses as incurred, since, to date, they have not met the direct-response criteria required for capitalization. Advertising to date has related primarily to building brand awareness with traditional media advertising, such as radio, print and billboards.

    TECHNOLOGY DEVELOPMENT. Technology development expenses consist of expenses for web site development, maintenance and design and the costs associated with developing and maintaining our systems and infrastructure including employee salaries and related expenses, depreciation for computer systems and server hosting costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative and customer service personnel, as well as accounting, legal, consulting, other professional services, provision for bad debt and credit card fees.

    STOCK-BASED COMPENSATION. In connection with our grant of stock options during the year ended December 31, 1999, we recorded deferred compensation of $13.6 million, of which $1.3 million was expensed in 1999 and $12.3 million remained outstanding at December 31, 1999. During the quarter ending March 31, 2000, we expect to record an additional $680,000 in deferred stock-based compensation which will be amortized over the option vesting period. Stock-based compensation includes primarily the amortization of stock compensation charges resulting from the granting of stock options to employees with exercise prices that may be deemed for accounting purposes to be below the fair value of our common stock on the date of grant. Options granted to consultants have been valued using the Black-Scholes valuation model. These amounts are being amortized over the vesting periods of the applicable option, which are generally four years. Deferred compensation on the unvested options is included as a component of stockholders' equity. A summary of the periods during which the deferred compensation as of December 31, 1999 will be amortized as stock-based compensation is as follows:

YEAR                                        AMOUNT IN MILLIONS
2000..................................             $ 6.4
2001..................................               3.4
2002..................................               1.8
2003..................................               0.7

    Since our inception in October 1995, we have incurred substantial losses, and as of December 31, 1999, we had an accumulated deficit of $14.2 million. These losses have resulted from a significant increase in costs incurred for selling and marketing expenses, customer acquisition and technology development, and employee payroll and related expenses. We intend to continue to incur significant selling and marketing expenses, customer acquisition expenses, technology development expenses, and general and administrative expenses. We expect our operating losses to increase significantly for the foreseeable future. In order to achieve profitability, we will need to increase our revenue significantly. Therefore, we can not assure you that we will ever attain or maintain profitability. Our expansion will also place significant demands on our management and operational resources. To manage our rapid growth and increased demands, we must improve existing, and implement new, operational and financial systems, procedures and controls.

    In view of the rapidly changing nature of our markets and our limited operating history, we believe that period-to-period comparisons of our revenue and other operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Our historical revenue growth rates are not necessarily sustainable or indicative of our future growth.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data for the periods indicated, expressed as a percentage of total revenue:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1997          1998          1999
STATEMENT OF OPERATIONS DATA:
Revenue..........................................      100%          100%           100%
                                                    ------        ------       --------
Operating expenses:
  Cost of services sold..........................       --           114             80
  Cost of customer acquisition...................       --             3            302
  Selling and marketing..........................       45            94            792
  Technology development.........................       --            51            439
  General and administrative.....................      142           239            686
  Stock-based compensation.......................       --            --            251
                                                    ------        ------       --------
    Total operating expenses.....................      187           501          2,550
                                                    ------        ------       --------
Loss from operations.............................      (87)         (401)        (2,450)
Other income (expense), net......................       (4)          (12)            (8)
                                                    ------        ------       --------
Net loss.........................................      (91)%        (413)%       (2,458)%
                                                    ======        ======       ========

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

    REVENUE. Revenue increased 271% to $527,000 in 1999 from $142,000 in 1998 and increased 216% in 1998 from $45,000 in 1997. We began selling local and long distance telephone services to a test market in Massachusetts during April 1998. In June 1999 we launched our web site, expanded our service offerings and commenced our marketing efforts. Approximately 69% of 1999 revenue was recorded in the fourth quarter. Substantially all revenue in 1999 was generated from our telecommunication services, including Internet access. Our revenue in 1998 was from the sale of telephone services from April 1998 through December 1998. Revenue in 1997 was derived from the one-time sale of a voice mail system to a single customer. At December 31, 1999 we had approximately 10,500 customers, as compared to approximately 200 in 1998.

    COST OF SERVICES SOLD. Cost of services sold was $421,000 in 1999 and $162,000 in 1998. We began selling services in 1998. Accordingly, no cost of services sold was recorded in periods prior to 1998. The cost of services sold exceeded revenue in 1998 and during the first three quarters of 1999 due to two factors. First, we incur certain minimum costs with our suppliers regardless of the number of customers we are servicing. Second, until the third quarter of 1999, we experienced difficulties with our provisioning and billing systems that resulted in some customers receiving services without being billed for them. The increase in cost of services sold from 1998 to 1999 was a result of the increase in the customer base during the third and fourth quarter of 1999 and the addition of services to our product offering.

    COST OF CUSTOMER ACQUISITION.  Cost of customer acquisition was
$1.6 million in 1999 and $4,000 in 1998. The cost of customer acquisition in 1999 over 1998 was due to the launch of our customer acquisition program which included payment of monetary incentives to new customers.

    SELLING AND MARKETING. Selling and marketing expenses were $4.2 million in 1999, $133,000 in 1998 and $20,000 in 1997. The increase in expenses related to additional marketing personnel and an increase in advertising and promotional expenses. In September 1999, we acquired the performance obligations for two groups of Internet access customers from a non-affiliated Internet service provider. We acquired these customers for $504,000 and are amortizing the acquisition cost over a 24-month period which represents the estimated useful life of the asset for accounting purposes.

    TECHNOLOGY DEVELOPMENT. Technology development expenses were $2.3 million in 1999 and $71,000 in 1998. We did not incur any technology development expenses in 1997. The increase in technology development expenses was due to staffing additions and investments in new and enhanced systems.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $3.6 million in 1999, $338,000 in 1998 and $64,000 in 1997. The increase in 1999 was due primarily to costs associated with the commencement of commercial operations, the expansion of our service offerings and the addition of a customer service organization. The increase in general and administrative expenses in 1998 compared to 1997 was due to additional staff and related expenses associated with commencement of testing operations.

    STOCK-BASED COMPENSATION. Stock-based compensation expense was $1.3 million in 1999. Unearned compensation on the unvested options is deferred and included as a component of stockholders' equity.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net consisted of interest expense offset in part by interest and other income. Interest expense increased to $253,000 in 1999 from $17,000 in 1998 and $2,000 in 1997. In 1999, we recorded $110,000 of interest expense as a result of the conversion of $615,000 of our convertible promissory notes into shares of our Series A redeemable convertible preferred stock at a discount to the price per share paid by institutional investors. In 1999, we granted warrants to our lender to purchase 274,741 shares of our Series B redeemable convertible preferred stock at an exercise price of $1.91 per share. We have valued these warrants at $327,000 using the Black-Scholes option pricing model and have recorded the value of the warrants as a component of deferred financing costs. These costs are being amortized as interest expense over the life of the loan commitment. During 1999, there was $94,000 of amortization of the deferred financing costs included in interest expense. The remaining interest expense in 1999 related to interest expense related to a capital lease.

    In 1999, interest and other income was $212,000. In 1999, we invested the proceeds from issuance of shares of our Series A and B redeemable convertible preferred stock in short-term liquid investments until such time as the proceeds were required for corporate purposes

    INCOME TAXES. No provision for income taxes was recorded in 1999, 1998 or 1997 due to the net losses incurred during these periods. As of December 31, 1999, we had $12.6 million of state and federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2019, to the extent that they are not used. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods since inception due to the uncertainty of realizing the benefit of these losses. Use of the net operating loss carryforwards may be limited in future years if there is a significant change in our ownership.

QUARTERLY RESULTS OF OPERATIONS.

    The following table sets forth our unaudited statement of operations data for each of the four quarters in the year ended December 31, 1999. You should read this information in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited information on a basis consistent with our audited financial statements, and, in our opinion, it reflects all normal recurring adjustments that we consider necessary for a fair presentation of our operating results for the quarters presented. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                         QUARTER ENDED
                                                          -------------------------------------------
                                                          MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                            1999        1999       1999        1999
                                                                        (IN THOUSANDS)
Revenue.................................................      $27         $59         $79       $362
                                                           ------     -------     -------    -------
Operating expenses:
  Cost of services sold.................................       44          54          87        237
  Cost of customer acquisition..........................       --          --          20      1,571
  Selling and marketing.................................      199         195       1,282      2,499
  Technology development................................      283         248         492      1,289
  General and administrative............................      132         756       1,443      1,358
  Stock-based compensation..............................       --           4          18      1,229
                                                           ------     -------     -------    -------
    Total operating expenses............................      658       1,257       3,342      8,183
                                                           ------     -------     -------    -------
Loss from operations....................................     (631)     (1,198)     (3,263)    (7,821)
Other income (expense), net.............................      (16)        (78)         69        (13)
                                                           ------     -------     -------    -------
Net loss................................................    $(647)    $(1,276)    $(3,194)   $(7,834)
                                                           ======     =======     =======    =======

    In evaluating the information above you should consider the following:

    - Our operating revenue increased in the fourth quarter of 1999 primarily as a result of an increase in the number of customers and service offerings.

    - Our operating expenses increased in each quarter in 1999 primarily as a result of the expansion of our operations.

    - We expect operating expenses to continue to increase on a quarterly basis.

    Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future due to a variety of factors, including:

    - the continued acceptance of online commerce;

    - increased expenses, whether related to customer acquisitions, capital expenditures, selling and marketing, technology development or general and administration;

    - most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if revenues are lower than we have projected;

    - our ability to forecast our quarterly revenues and expenses accurately is limited given our short operating history; and

    - if revenues in a particular quarter do not meet projections, our net losses in a given quarter would be greater than expected.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations primarily through the sale of equity securities and borrowings. Net proceeds from financing activities for the period from inception to date included the following:

    - $2.6 million through the issuance of our Series A redeemable convertible preferred stock including the conversion of $615,000 of our convertible notes, together with accrued interest, into Series A redeemable convertible preferred stock;

    - $12.0 million through the issuance of our Series B redeemable convertible preferred stock;

    - $71.2 million through the issuance of our Series C redeemable convertible preferred stock;

    - $188,000 through a credit facility; and

    - $249,000 through demand notes payable to an entity owned by our president of which $24,000 was borrowed in 1997 and $225,000 was borrowed in 1998. All amounts outstanding as of December 31, 1998 were repaid during 1999.

    Upon the closing of this offering, all of our redeemable convertible preferred stock will convert into 18,404,581 shares of common stock.

    Cash used in operating activities was $10.0 million in 1999 and $252,000 in 1998. Net cash flows from operating activities in each period reflect increasing net losses offset in part by increases in accounts payable and accrued expenses and, in 1999, by amortization of deferred stock-based compensation.

    Cash used in investing activities was $666,000 in 1999 and $81,000 in 1998. Our investing activities include capital expenditures of $776,000 in 1999 and $85,000 in 1998. These capital expenditures were incurred to acquire computer hardware and software for our operations and our internal use.

    In September 1999, we entered into an agreement with a financing company that provides for a $4,000,000 subordinated loan and a $1,000,000 equipment lease line of credit. The subordinated loan bears interest at 10% per annum and is secured by substantially all of our assets. The subordinated loan provides for borrowings in $250,000 increments over a 12-month period. The loan requires payments of interest for the first six months followed by thirty equal installments of principal and interest. As of December 31, 1999, we had $185,531 outstanding under the equipment lease line of credit.

    We intend to continue to incur significant selling and marketing expenses, technology development expenses, and general and administrative expenses including expenses relating to the hiring of additional employees. In addition, we expect to continue to incur significant operating losses for the foreseeable future. At December 31, 1999, we had cash and cash equivalents of $3.3 million and working capital of $1.7 million. We believe that our current cash and cash equivalents (including the net proceeds from the sale of our Series C redeemable convertible preferred stock of $71.2 million), together with cash generated from operations and net proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for at least the next
12 months. However, there can be no assurance that we will not require additional financing during this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

MARKET RISK

    We do not currently use derivative financial instruments. We currently place our marketable security investments in high-quality credit instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition." This bulletin, as amended, established guidelines for revenue recognition and is effective for periods beginning after March 15, 2000. We do not expect that the adoption of the guidance required by SAB No. 101 will have a material impact on our financial condition or results of operations.

    In June 1998, the Financial Standards Board issued Statement of Financial Accounting Standards, No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, will be effective for our financial reporting beginning in the first quarter of fiscal 2001. SFAS No. 133 will require us to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of the derivative. We do not expect the adoption of SFAS No. 133 to have a material impact on our results of operations or financial position.

                                    BUSINESS

    THE FOLLOWING DESCRIPTION OF OUR BUSINESS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THE PROSPECTUS. THIS DESCRIPTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading online communications and energy marketplace offering a broad range of branded essential services to residential and small business customers. We define essential services to be the recurring services necessary to operate a residence or small business. The essential services we currently offer in selected areas include telecommunications services, such as long distance telephone service, local telephone service and Internet access, and energy services, such as electricity and home heating products. We intend to expand the geographic areas in which we offer these services and to offer additional essential services such as wireless telecommunications, natural gas and satellite television. We generally enter into contracts to buy essential services from leading service providers at wholesale prices and resell these services online to our customers at retail prices.

    We simplify the selection, purchase and management of essential services for our customers. We intend to offer our customers multiple branded service offerings for each type of essential service. We provide a convenient online method for our customers to pay the recurring costs of these services. We have designed our online marketplace to enable suppliers of essential services to increase revenues and brand awareness, reduce general and administrative costs and enhance their online strategies. As of March 31, 2000 approximately 55,000 customers were purchasing services from us and we had signed agreements with 42 service providers.

INDUSTRY OVERVIEW

THE GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

    The Internet has emerged as a significant global medium for communications, information and commerce. IDC estimates that there were over 68 million U.S. Internet users at the end of 1998 and projects the number of users to grow to over 197 million by 2003. The Internet has created new opportunities for conducting commerce by enabling users and enterprises to streamline complex processes, lower costs and improve productivity. Businesses are also increasingly using the Internet to enter new markets and meet the challenges of increased competition. The Internet enables businesses to more cost-effectively contact and communicate with potential and existing customers. Increased access to the information provided by the Internet also enables businesses and consumers to make better purchasing decisions since they can more easily compare product and service offerings at online marketplaces. IDC estimates that U.S. business-to-consumer electronic commerce is expected to grow from $13 billion in 1998 to over $118 billion in 2003.

THE TELECOMMUNICATIONS AND ENERGY MARKETS

    The emergence of the Internet has coincided with a period of extensive deregulation and restructuring of the large telecommunications and energy markets by state and federal lawmakers. According to the Federal Communications Commission, the telecommunications industry generated 1997 telephone services revenues of approximately $78 billion from households in the United States. The FCC estimates that the average annual U.S. household expenditure for telephone services in 1997 was $809. According to the Department of Energy, the electric power industry generated 1998 revenues of approximately $93 billion from residential customers in the United States. Based on this estimate, the average U.S. residential consumer spent approximately $860 per year on electricity in 1998.

    Deregulation of the telecommunications and energy markets is intended to promote competition by opening these markets to new entrants and ultimately to promote consumer choice. As a result of this restructuring and increasing competition, service providers are increasingly seeking new marketing methods, channels of distribution and other means of acquiring customers in order to maximize the utilization of their infrastructure and increase revenues.

    The deregulation and restructuring of the telecommunications market began in 1984 with the break-up of AT&T by the federal government. Since that time, long distance telephone service has become an intensely competitive market dominated by several companies, including AT&T, MCI and Sprint. In addition, Regional Bell Operating Companies that can prove that their local markets are irreversibly open to competition are allowed to offer long distance service to local customers. While the growth of revenues for long distance services is relatively modest, competition continues to increase as new providers enter the market. As a result, service providers compete aggressively using pricing, service offerings, strategic partnerships and other means.

    As a result of the Federal Telecommunications Act of 1996, the market for local telephone service is also emerging as a deregulated and competitive market. Before the Telecommunications Act was passed, there was little opportunity for new carriers to compete with the regulated monopolies in the market for local telephone service. These monopolies mainly consisted of the Regional Bell Operating Companies that were created following the break-up of AT&T. The Telecommunications Act requires the Regional Bell Operating Companies and other incumbent local telephone providers in each state to open their networks to competition. This will allow competitors to resell services provided over all or part of those networks, including the critical "last mile" facilities that actually connect a customer's home or business to the network. While the Regional Bell Operating Companies still dominate the market for local telephone service, numerous new carriers, such as Winstar Communications, RCN and MediaOne, as well as established long distance carriers, such as AT&T and MCI, have entered the market to provide local telephone service. This is creating confusion for consumers who are slowly becoming aware that multiple local service providers exist in some markets.

    Additionally, other telecommunications services, such as wireless telephone and Internet access, have emerged as essential services. These unregulated services are experiencing dramatic growth in usage and number of competitors. Wireless telephone service is becoming more desirable to consumers as the reach and capabilities of the technology and the choice of service providers continue to expand. IDC projects that by 2003 the number of users of wireless telephone services in the U.S. will grow to 186 million subscribers from 111 million in 1998. Additionally, Internet access is becoming an essential service for news, shopping, entertainment and communications in an increasing number of households. As a result, the demand for Internet access, as well as the number of providers of such services, is increasing rapidly.

    The federal deregulation of wholesale electricity and natural gas markets has prompted a majority of the states to consider deregulating their local retail markets for these services. Adoption and implementation of deregulation of retail energy markets are taking place on a state-by-state basis. As a result, this deregulation is proceeding more slowly than deregulation of telecommunications market. Currently, a competitive market for electricity and natural gas exists in only a few states. Ongoing deregulation efforts in additional states is expected to result in an increase in the number of competitive markets over the next several years. The home heating oil market have multiple active service providers and are substantially deregulated, highly competitive and fragmented.

THE OPPORTUNITY FOR AN ONLINE MARKETPLACE FOR ESSENTIAL SERVICES

    As deregulation leads to increased competition and more complex essential service offerings, customers and service providers face numerous challenges.

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    Customers must:

       - identify and locate essential service providers;

       - research and compare service plans and prices;

       - analyze usage data to optimize service selection; and

       - manually pay multiple monthly bills.

    Suppliers of essential services must:

       - cost-effectively increase revenues and capacity utilization;

       - increase brand awareness;

       - reduce high costs associated with servicing and billing individual customers; and

       - develop and implement an online strategy.

    We believe that these challenges, combined with the large and recurring nature of the demand for essential services by residential and small business customers, provide a significant opportunity for an online communications and energy marketplace.

THE ESSENTIAL.COM SOLUTION

    Our online communications and energy marketplace provides our customers with convenience, choice, simplicity and value in selecting, managing and paying for essential services. It also enables suppliers of essential services to increase revenues and brand awareness and to enhance their online strategies while reducing costs associated with acquiring, servicing and billing individual customers.

BENEFITS TO OUR CUSTOMERS

    CONVENIENCE. Our customers can choose, manage and pay for a selection of essential services at a single web site. This reduces the time and effort currently required to purchase such services through existing channels. We provide access to essential service offerings and billing information 24 hours a day, seven days a week from anywhere that a customer has Internet access. We are able to provide our customers with one consolidated online bill for the essential services we sell to them. Our customers are notified by e-mail when a bill is available for review and payment. Customers may pay their bills electronically by either credit card or bank account debit. If a customer takes no action on the bill within a specified period of time, it is automatically paid using the method selected by the customer.

    We provide online, automated, web-based self-service capabilities. These allow customers to choose and change services, features and options based on self-directed research at their convenience 24 hours a day, seven days a week. For example, a customer can switch to a different long distance service provider or order 3-way calling online. Additionally, customers can make inquiries of us and provide feedback to us through e-mail and telephone, and customers can access a database of frequently asked questions at any time.

    CHOICE. We intend to offer a choice of multiple service providers representing a mix of price and service plans within each service offering. We plan to select quality service providers offering branded services. We intend to offer up to four brands within each essential service category at our online marketplace. We also have the ability to e-mail customers to notify them that new service offerings are available. We believe that providing a greater number of offerings within each essential service category would create confusion for our customers. Customers have the option of choosing individual services or bundling identified service offerings and have the ongoing ability to change these choices online. We also offer comparative data on additional service offerings not available at our marketplace to assist our customers in evaluating and selecting their services.

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
    SIMPLICITY. We simplify the process of selecting essential services. Customers can enter either their telephone numbers or zip codes and review all our service offerings currently available for their geographic location. Detailed information, such as monthly fees, surcharges, service fees and rates, is compared for each available service plan at our web site. By using Comparilator, our proprietary comparison tool, customers can easily evaluate different service plans by sorting by rates or monthly fees.

    VALUE. We generally enter into contracts to buy essential services at wholesale prices from leading service providers and resell these services at retail prices online to our customers. By aggregating customer demand, we believe that our model allows us to negotiate favorable pricing for most of our services and to pass on a portion of these savings to our customers.

    Our online marketplace encourages price competition among service providers by facilitating direct comparisons between service providers and service plans. Our proprietary tools allow customers to make comparisons during the selection process and analyze and optimize their service plan selections on an on-going basis. Our web site also provides reporting, graphing and accounting features allowing customers to analyze their usage data.

BENEFITS TO OUR SERVICE PROVIDERS

    INCREASED REVENUES AND CAPACITY UTILIZATION. Deregulation is creating a more competitive market for service providers in which they are increasingly seeking to maximize system utilization while reducing costs. We offer service providers a distribution channel that enables them to increase revenues without incurring direct customer acquisition costs. This results in greater utilization by service providers of existing capacity.

    INCREASED BRAND AWARENESS. Service providers are seeking to differentiate themselves in increasingly competitive markets through branding. This is particularly true for service providers that are new entrants in their markets or participants in deregulating markets. Visitors to our web site, as well as our customers, are exposed to brands of the service providers we select. Because we offer a limited number of service offerings in each essential service category, each service provider receives a high level of visibility in our marketplace. In addition, our marketing and advertising refer to branded service offerings, benefiting our service providers at no cost to them.

    REDUCED GENERAL AND ADMINISTRATIVE COSTS. We enable service providers to reduce their operating costs. We provide comprehensive support services to our customers, including customer service and billing at no cost to our service providers. We also assume the responsibility for collections and the related credit risks.

    ENHANCED INTERNET STRATEGY. By providing services through our online marketplace, service providers gain an immediate e-commerce capability, expand an existing capability or gain an Internet presence with a low up-front investment. In addition, our service providers receive market data regarding online customers' selection of their service offerings and plans.

STRATEGY

    Our goal is to be the leading online marketplace for essential services for residential and small business customers. Our strategy includes the following key elements:

EXPAND GEOGRAPHIC COVERAGE AND SERVICE OFFERINGS

    We intend to be the first online provider of a comprehensive suite of essential services that are available nationally. Our strategy is to offer a selection of services with a national reach and supplement these on a regional basis. We have agreements in place with national service providers that permit us to resell long distance service and Internet access in the 48 continental states. We supplement

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
these national service offerings with regional offerings, such as local telephone service, home heating products and electricity in selected markets. We are adding new service providers to increase our geographic coverage and expanding the service offerings at our online market to include services, such as natural gas, wireless telecommunications and satellite television.

ESTABLISH A NATIONAL BRAND

    We intend to expand our marketing campaign to increase awareness of our online communications and energy marketplace and drive traffic to our web site. We intend to use online marketing, direct mail and selective national and regional advertising to build strong brand awareness.

ESTABLISH PARTNERSHIPS AND STRATEGIC ALLIANCES

    We have developed a successful web-based affiliate program and intend to continue to expand this program to include additional web sites. We also intend to establish strategic relationships with credit card and financial services companies, as well as high-traffic web portals and merchants. We expect that these relationships will provide us with significant marketing and customer acquisition opportunities. In addition to our marketing programs, we intend to continue to enter into strategic alliances with established service providers. In these agreements we purchase a subscriber base from a service provider and enter into a reseller agreement with the service provider to continue to offer its services to these customers.

GENERATE MULTIPLE AND RECURRING REVENUE STREAMS

    We intend to focus on offering essential services that generate recurring monthly revenue streams. Essential services, such as telecommunications and energy, are non-discretionary purchases that are not dependent on repeat purchase decisions. These services generate monthly, fixed and usage-based revenues. Customers typically use these services every day and we believe that their use is less likely to be affected by negative changes in economic conditions. Our multiple monthly customer contacts through bill notification, payment and marketing e-mails allow us to notify customers of, and cross-sell, new service offerings.

PROMOTE LONG-TERM CUSTOMER RELATIONSHIPS

    Our goal is to establish and maintain long-term relationships with our customers by becoming their primary source of essential services. We believe this approach will enable us to enjoy the benefits of the recurring revenue associated with the sale of essential services and to cross-sell additional services to our customers. We intend to maximize customer retention by:

    - providing a choice of service providers in each product category so customers can choose to change service providers but remain our customers;

    - providing a quality customer service experience;

    - emphasizing the convenience of consolidating several essential services on one bill, paid electronically; and

    - continuing to implement our Teleguard program, which enables consumers to be removed, free of charge, from over 1,000 telemarketing lists that are used extensively by service providers.

CONTINUE INVESTMENT IN TECHNOLOGY

    Our technology is a central component of our business operations. We intend to continue to invest in technology to achieve seamless interfaces among us, our customers and our suppliers. We also intend to invest in facilities that will increase our capacity to support our growing business and maintain high standards of reliability. We expect that development of new systems and automation of our processes

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will further enhance our ability to provision our customers and provide an efficient communications channel to them.

FOCUS ON RESIDENTIAL AND SMALL BUSINESS MARKETS

    We intend to continue to focus on the residential and small business markets where provisioning and billing of services are standardized, scalable and can take advantage of the capabilities of the Internet. Larger commercial and industrial organizations have higher installation, maintenance and service requirements that are less scalable and require more extensive selling efforts and a higher level of customer service and support. We can communicate quickly and inexpensively by e-mail with our customers, which facilitates cross-selling other essential services. We focus on specific sub-groups of our target customers that we believe are particularly attractive, such as customers who are relocating residences, businesses or offices.

SERVICE OFFERINGS

    Our service offering strategy is to optimize the number of brands offered at our online marketplace by balancing our customers' desires for convenience, choice, simplicity and value with the advantages we offer service providers. Our service offerings include choices ranging from economy selections to higher-priced, valued-added services. We currently intend to select up to four brands within each service category to offer at our online marketplace. We believe that too many offerings create confusion for our customers.

    In April 1998, we began to test our systems and to establish relationships with service providers by offering local and long distance telephone service in Massachusetts. In June 1999, we launched our web site and began offering telecommunications services nationwide. Since that time we expanded our service offerings to include energy products and additional telecommunications services. We intend to continue to expand our service offerings to include broader geographic coverage and additional services and service providers. As of March 31, 2000, approximately 55,000 customers were purchasing services from us and we had signed agreements with 42 service providers. We are not currently offering services from all of such service providers.

    Generally our existing agreements with service providers do not require us to purchase a minimum amount of service. In certain cases, due to greater regulatory licensing or compliance requirements or preferences of the service providers, we do not purchase the services at wholesale prices and resell them, but instead act as an agent for the service provider. In entering into these agreements, we seek to obtain rights to use the brand names and logos of service providers, in order to help us promote the providers' branded offerings at our online marketplace.

TELECOMMUNICATIONS

    We define telecommunications services to include long distance and local telephone service, Internet access, other telecommunication services, such as voice mail, personal 800 numbers and calling cards, and wireless communication services.

    LONG DISTANCE SERVICE. We have offered long distance service in Massachusetts since our testing began in April 1998. We currently offer interstate long distance service in the 48 continental states and the District of Columbia. We provide this long distance service under resale agreements with three national carriers, Cable & Wireless, MCI WorldCom and Qwest Communications. Under the terms of these agreements, we buy long distance service at wholesale prices and resell the service to our customers online. These agreements also enable us to resell intrastate long distance services in those states where we are licensed by the state public utility commission to sell such services. We are currently permitted by 13 states to sell intra-state long distance services and are pursuing approvals in the remaining continental states where such services are available.

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
    LOCAL TELEPHONE SERVICE. We buy local telephone service at discounts from the retail prices charged by the Regional Bell Operating Companies. We have been reselling local telephone service in Massachusetts since our testing began in April 1998. In the first quarter of 2000, we began offering local telephone service in New York, New Jersey and Pennsylvania. We have agreements in place with each Regional Bell Operating Company or are operating under published tariffs to resell their services. These agreements and tariffs enable us to resell local telephone service in 39 states and the District of Columbia, subject to obtaining approval of the state utility commission. We have received such approvals in 16 states and the District of Columbia and are currently pursuing approval in the remaining 32 continental states.

    INTERNET. We began reselling dial-up Internet access service in June 1999. We currently offer this service through agreements with three service providers. Two of our providers, InterNet Connect and ZipLink, are national service providers with facilities in major cities across the country. Our third provider, NetWay, is a regional service provider serving New England. We have also signed an agreement with RCN under which we intend to resell RCN dial-up Internet service.

    We have also entered into an agreement with InternetConnect under which we resell digital subscriber line, or DSL, service as offered by two national service providers, Covad and NorthPoint. We resell DSL service where available, currently 22 cities in 16 states. Additionally, we have signed a resale agreement with Core Communications, which also enables us to resell DSL service.

    OTHER TELECOMMUNICATION SERVICES. We presently offer enhanced telecommunications products and services, such as calling cards, personal 800 numbers and voice mail. These products and services are available nationally except in those states where state public utility commission approval may be required to offer that service for sale. In those states, we seek regulatory approval to offer such services at the same time we apply for authorization to sell local telephone service. With the exception of voice mail, our long distance service providers generally provide these services under the same agreement governing the resale of long distance service. We offer voice mail as a value added service to local telephone service. Voice mail is provided by the Regional Bell Operating Company or an alternative service provider. We have also entered into contracts with AccessLine, American Voice Mail, Linx and Metrocall to provide voice mail in 32 states.

    WIRELESS COMMUNICATIONS. We have signed an agency agreement for national wireless telephone service with Omnipoint. We also have signed an agency agreement with Sundial, an Internet-based agent for wireless telecommunications and satellite TV service providers. We expect that these services will be made available to our customers in the second half of 2000.

ENERGY

    We began offering energy services in Massachusetts in June 1999. Currently, these services include electricity, home heating oil and propane, as well as home heating service plans. The services are sold to our customers under agency relationships with the service provider. We provide electricity to residential customers in Massachusetts under an agreement with AllEnergy, a wholly-owned subsidiary of New England Electric System. We provide home heating products through agreements with three Massachusetts-based fuel oil companies. We also have an agreement with ServiceEdge, a subsidiary of Eastern Enterprises, under which we offer their home heating service plan.

    We expect to offer additional energy services in markets outside of Massachusetts either under a resale or agency relationship. The timing of these offerings is subject to market conditions and integration of our systems with the service providers. We have in place a resale agreement with SmartEnergy.com and an agency agreement with NYSEG Solutions, Inc., a subsidiary of Energy East. These agreements provide for electric service in certain distribution systems within New York State. In addition, we have reseller agreements with Go-Green.com for electricity in California and with Exelon Energy, a division of PECO Energy, for electricity in New Jersey and Pennsylvania. We have signed an

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agreement with Conectiv for resale of electricity and natural gas in Delaware,
Maryland, New Jersey and Pennsylvania.

    We have agency agreements for natural gas with Shell Energy serving Georgia and AGF Direct Gas Sales & Servicing serving Maryland, Virginia and the District of Columbia. We also have agency agreements with Petroleum Heat and Power, which provides home heating oil service from Virginia to Massachusetts, Rhoads Energy Company, which provides heating oil and electricity service in south central Pennsylvania, and Suburban Propane, which provides propane in 40 states. We also have an agency agreement with Weatherwise, which sells weather insurance products to protect customers against the effects of weather on their home heating bills.

MARKETING

    Our marketing strategy is to increase market awareness for our online marketplace, promote our services and generate customer acquisition opportunities. We have a comprehensive marketing plan that includes online advertising, affiliate programs and other strategic relationships, promotions, e-mail, direct mail and print, outdoor, radio and television advertising. We also intend to conduct comprehensive public relations programs that include establishing and maintaining relationships with key trade, business and consumer publications, as well as industry analysts. A significant portion of our customers received monetary incentives from us.

    We have filed a patent application relating to a web-based system for offering value-based incentives to individuals who are in the process of purchasing goods and services on the web. For example, a consumer purchasing books online may be offered an immediate cash discount on the books if an essential service is purchased at our online marketplace. We are currently in negotiations with web merchants who could use these incentives to cross-sell their products and services and to acquire customers for us on a commission basis.

    Our Teleguard program enables consumers to be removed, free of charge, from over 1,000 telemarketing lists. When consumers register to participate in this program, they become members of essential.com and a Teleguard kit which includes a description of our online marketplace is mailed to them. We intend for the Teleguard program to create brand awareness and consumer goodwill. A consumer becomes a member by providing a name, address, telephone number and e-mail address. In addition to participating in our Teleguard program, consumers also become members by joining a waiting list for services not yet available in their geographic area. As of March 31, 2000, we had approximately 600,000 of these members. These members are not currently purchasing essential services from us and therefore are not customers. Through direct and e-mail marketing methods, we seek to convert members to customers.

    Through strategic marketing alliances with web merchants and portals we believe that we will achieve significant exposure to prospective customers. We have focused on performance-based relationships rather than cost-per-impression advertising and these relationships are currently structured to compensate the alliance partner through commissions paid for customer referrals. Our affiliate marketing program is designed to achieve broad distribution of our marketing materials through web merchants and content providers by encouraging the affiliates to place our banners and offers on their web site. In addition to these programs, we intend to establish relationships with affinity groups, such as credit card and financial services providers.

OPERATIONS

    Our infrastructure has been designed to provide secure data exchanges with service providers and secure billing and reporting of customer service activity. Our online marketplace requires that we address three points of contact with our customers and service providers: provisioning, customer service and billing.

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
    PROVISIONING. Provisioning is the process of switching or adding an essential service for a customer so that we can properly transfer and obtain usage and billing information. Provisioning is a complex process that involves multiple interactions with service providers' legacy systems. We currently use software-based workflow engines to manage these interactions electronically. We have automated the provisioning of several services in order to minimize the requirement for human intervention.

    CUSTOMER SERVICE. We handle customer inquiries with our own customer service representatives and have recently supplemented our customer service efforts with an outsourced customer service organization. Currently, a majority of our customer service inquiries are made by e-mail with the remainder by telephone. We attempt to answer simple inquiries with standardized electronic responses, and when necessary route inquiries to the appropriate customer service group for manual response. We utilize a customized, web browser-based customer care application with scalable tiered architecture. This system gives us the ability to create and automate detailed, complicated workflows that streamline transactions with our customers.

    BILLING. Service providers send usage information in a format different from ours. We convert the data to our format and then our rating and billing engine applies our service plan parameters. A consolidated invoice including all payments, credits, charges and taxes is generated and is posted on our web site. Customers who have e-mail are notified that they can review and pay their bills online. We mail invoices to customers requesting hard-copy bills for an additional monthly fee.

TECHNOLOGY

    Our systems are designed to provide performance, scalability and reliability. We build our systems on Microsoft's NT operating system. Critical transactions are under the control of a Microsoft transaction server. Our databases are built on Microsoft SQL Server 7, which is supported by a wide range of database management tools from both Microsoft and many third parties.

    All of our production servers are located in facilities at Exodus Communications, Inc. in Waltham, Massachusetts. We currently operate two independent installations at Exodus, in two different buildings, one for primary production and one for final testing and verification. The second installation also provides a production fail-over capability in the event of failure of the primary production installation. We believe these two installations provide a high degree of redundancy, which is expected to be enhanced by the real-time interconnection of the disk storage arrays in the two sites. We anticipate that we will add additional disaster recovery capabilities by installing a third production-capable facility operated on our premises in Burlington.

    For our physical data storage, we have chosen Symmetrix storage arrays operated and managed by Storage Networks at the Exodus facility. These storage arrays are expected to provide redundancy of critical components, such as disk drives, power supplies, interface controllers, cables and wiring. Two independent Symmetrix arrays in different buildings are expected to be interconnected to provide real-time mirroring of all data, giving us at least two consistent copies of all our databases.

    Technology from F5 Communications is used to connect our web servers to the Internet. All web functionality executes on two or more identical web servers under real-time management. This provides monitoring of all web servers in real-time and if any web server fails to perform as expected, it is automatically removed from the system. This technology also provides automatic routing of traffic to the web servers, balancing the load based on each server's capacity to process requests.

    All interactions with our customers are encrypted using 128 bit secure socket layer encryption. This is backed by certificates issued by Verisign. Primary security is provided by firewall technology from CheckPoint Software Technologies. This firewall provides packet and protocol filtering to prevent unauthorized and unexpected access to our systems. Protocol-breaks provide additional security for the connection between our web servers and our other internal systems.

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INTELLECTUAL PROPERTY

    We regard our intellectual property as critical to our success. We rely on a combination of patent, trademark and copyright law, and trade secret protection to protect our proprietary rights. We pursue the protection of our intellectual property in part through trademark and copyright registration. We have applied to register the marks ESSENTIALS, ESSENTIAL and ETILITY, and we are pursuing applications to register other marks. However, our initial application to register the ESSENTIAL mark has been denied by the Patent and Trademark Office. We consider the protection of our trademarks and service marks to be important for maintenance of our brand identity and reputation. We cannot assure you that any of these registrations or applications will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our trademark applications are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we would be able to enter into arrangements with such third parties on commercially reasonable terms allowing us to continue to use such trademarks. We have applied for one U.S. patent directed to some aspects of our commercial processes. It is possible that our patent application will be denied or granted in a very limited manner such that it offers little or no basis for us to deter competitors from employing similar technology or processes. Further, effective patent, trademark, copyright, and trade secret protection may not be available in every country in which we may offer our services.

    A portion of the intellectual property used in our business is based on licenses granted to us by third parties. We depend on the third party owners from whom we license intellectual property and technology to protect those rights, and therefore, cannot guarantee that the measures taken by these third parties to protect their proprietary rights will be sufficient. In these agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed property infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims.

    In addition, we seek to protect our proprietary rights through the use of confidentiality agreements and other contractual arrangements with our employees, consultants, service providers and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights in the event of any unauthorized use or disclosure, or that such proprietary information will not otherwise become known, or be independently developed, by competitors. We expect to be subject to claims in the ordinary course of our business, including claims alleging that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to a third party. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations, and financial condition.

REGULATORY MATTERS

    Our business focuses on communications and energy services that, for the most part, were previously provided by vertically-integrated monopolies that were highly regulated at the state and federal level. Local telephone, long distance, electricity and natural gas have all been, at one time, provided by regulated monopolies. Actions by state and federal lawmakers have led to increasing deregulation and restructuring of the markets for these services.

STATUS OF DEREGULATION

    LONG DISTANCE. The market for long distance services has been deregulated since the break-up of AT&T in 1984.

    LOCAL TELEPHONE SERVICE. The Federal Telecommunications Act of 1996 opened up competition in the telecommunications industry. Before the Telecommunications Act was passed, there was very little

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opportunity for new carriers to compete with the regulated monopolies, which consist mainly of the Regional Bell Operating Companies that were created following the break-up of AT&T in 1984. The Telecommunications Act requires the Regional Bell Operating Companies and other incumbent local telephone providers in each state to open their networks to competition, and to allow competitors to resell all or part of those networks, including the critical "last mile" facilities that actually connect a customer's home or business to the network. The Telecommunications Act also allows Regional Bell Operating Companies that can prove that their local markets are irreversibly open to competition to provide long distance service to local customers. While the Federal Communications Commission was given the responsibility of writing the regulations that implemented the Telecommunications Act, state utility commissions retain control over many aspects of local telephone service, including the licensing of competitive suppliers and the setting of prices at which incumbents must make certain elements of their networks available for lease or resale.

    ENERGY. The electric generation and natural gas markets are generally being deregulated independent of each other and the process varies on a state-by-state basis. In certain states larger commercial and industrial customers are able to purchase energy from competitive service providers earlier than small business and residential customers. We expect that the pace at which deregulation occurs in a competitive environment will be driven by a number of factors. These factors include the following:

    - legislative and regulatory commission initiatives;

    - the degree to which regulated service providers are permitted to recover investments previously made in a regulated environment;

    - wholesale energy prices and their relationship to transitional retail prices offered by incumbent utility companies;

    - the establishment of industry standards allowing for sharing of customer data; and

    - the presence of competitive energy suppliers to serve retail markets and the multi-phased process adopted by many states.

    As of February 1, 2000, 24 states had enacted legislation or issued comprehensive regulatory orders allowing competition in the provision of electric generation service. Twenty-one states and the District of Columbia had taken similar action with respect to natural gas service. Competitive markets for these energy services may not develop, however, for several years after a state enacts legislation or issues regulatory orders. The precise timing depends on the specific steps in a state's deregulation process and the market conditions in that state.

STATUS OF STATE CERTIFICATIONS

    In general, we must obtain a certificate from the state public utility commission to provide competitive local telephone, natural gas, or electricity in a particular state. Qualification to do business as a foreign corporation is a prerequisite to filing for such certifications. Currently, we are qualified to do business in the 48 continental states and the District of Columbia.

    TELEPHONE. We have been approved to provide local and intrastate long distance telephone service in Colorado, Florida, Maryland, Massachusetts, Montana, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Washington and Wisconsin. We have been approved to provide local telephone service in Delaware, Texas, Vermont and the District of Columbia. We have been approved to provide intrastate long distance telephone service in California. We have applications for certification to provide local and intrastate long distance service pending in the remaining continental states.

    ELECTRICITY. We are approved to provide electricity aggregation services in Connecticut, Massachusetts, New Hampshire and New Jersey and are licensed as a competitive electricity supplier in

New York and Pennsylvania. We have applications to become a competitive electricity supplier pending in Arizona and Rhode Island. We will continue to seek regulatory approval to provide electricity service in those states where we believe that the regulatory and market conditions will allow for customer choice.

    NATURAL GAS. We are permitted to provide competitive natural gas services in Connecticut, Massachusetts, New Jersey, New York, Pennsylvania and Rhode Island. We have an application pending in Georgia. Some states currently do not require certification of competitive suppliers, but rather allow local distribution companies to establish the credit, operational and contractual requirements for market entry. We are currently seeking to satisfy such local distribution companies' requirements in Maryland, Delaware, the District of Columbia, Ohio, Illinois and Indiana. We will continue to seek regulatory approval to provide natural gas in those states where a license is required and where we believe that the regulatory and market conditions will allow for customer choice.

OTHER REGULATORY MATTERS

    As a common carrier and/or energy supplier subject to various state and federal regulatory requirements, we may need to obtain state regulatory approval before issuing securities depending on the nature of our business operations in various states. Any delay in obtaining, or failure to obtain, such approval where required could adversely affect our flexibility in accessing capital markets on the most advantageous terms possible. Any such delays could have a material adverse effect on our business, results of operations and financial condition.

    Many of the essential services that we offer to our customers are or may be subject to substantial regulation at either or both a federal and state level. We must comply with such regulatory framework both as it currently exists and as it will exist in the future. Regulations address or may address such matters as customer acquisition, billing, collection and service termination, reporting of service and financial data to regulatory authorities, maintenance of current tariffs, and various disclosures to customers and prospective customers regarding the nature of the services offered, conditions associated with the customers' movement from one service provider to another, and in the case of electricity, the sources of supplies of electricity. Existing and future regulations may impact our ability to offer services and the prices we can charge.

COMPETITION

    We presently face online and offline competition from a number of companies, including:

    - service providers, including providers whose services we offer, such as MCI WorldCom, Qwest, Bell Atlantic and AllEnergy, and providers whose services we are not currently offering, such as AT&T and Sprint;

    - agents who act on behalf of service providers in acquiring customers; and

    - resellers of telecommunications and energy services.

    The market for an online communications and energy marketplace is new and rapidly evolving. Competition exists and is expected to increase significantly in the future because barriers to entry online are relatively insubstantial. We compete on a limited basis with Internet start-ups, which to date have offered a limited selection of essential services in certain geographic locations. We expect additional competition from these companies and other Internet start-ups as they develop. We also expect competition from more established Internet companies, such as portals and Internet service providers which may seek to offer essential services.

    We believe that the success of companies seeking to create an online marketplace for selling communications, energy and other essential services will depend on the following factors:

    - participation in the online marketplace by a significant number of customers;

    - quality and reliability of service offerings;

    - price and value of service offerings;

    - customer service;

    - breadth and depth of service offerings; and

    - ease of use and convenience of the marketplace.

    Our success depends upon capturing and maintaining a significant share of the residential and small business customers who select, manage and pay for essential services online. In order to do this, we must continue to build on our early entry into the essential services marketplace, continue to increase brand awareness, expand the geographic scope of our services, establish additional relationships with service providers and continually upgrade our technology and customer service.

    Many of our current and potential competitors in the essential services markets have longer operating histories, greater name recognition, an established network of potential customers and significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns for their solutions and adopt more aggressive pricing policies in attracting potential customers. For these reasons, our ability to compete is uncertain.

EMPLOYEES

    As of March 15, 2000, we had 146 full-time employees, 39 of whom were in technology development, 15 in sales and marketing, 76 in operations and customer service and 16 in general and administration. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

    Our headquarters are located in Burlington, Massachusetts, where we occupy approximately 12,000 square feet of office space. We also lease approximately 5,000 square feet of office space in a second facility also located in Burlington, Massachusetts. These leases expire in August 2000 and April 2000, respectively. We believe that adequate space for our operations will be available on commercially reasonable terms upon the expiration of our existing Burlington leases.

    We also lease approximately 1,915 square feet in Woburn, Massachusetts. This space is leased to us under a five-year lease agreement terminating on February 28, 2003.

LEGAL PROCEEDINGS

    From time to time we have been and expect to continue to be subject to legal proceedings and claims in the ordinary course of business. We currently are not a party to any material legal proceeding.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Our directors, executive officers and key employees, and their ages as of March 15, 2000, are set forth below:

NAME                                       AGE                            POSITION
Akhil Garland*.........................  35         Chairman, President and Chief Executive Officer
Ivar Wold*.............................  59         Vice President, Engineering and Chief Technology
                                                    Officer
Ronan Winter...........................  32         Vice President, Marketing and Strategic Alliances
David Wheeler*.........................  52         Vice President, Operations
Christopher Kallaher...................  39         Vice President, General Counsel
John Duffy.............................  36         Vice President, Business Development, Energy and
                                                    Telecom
Patrick Moran*.........................  25         Vice President, Secretary and Director
Basil G. Pallone*......................  44         Director of Finance, Controller and Treasurer
Michael Kolowich(1)(2).................  49         Director
William J. Meurer(1)...................  37         Director
Paul O'Brien(1)........................  60         Director
Rob Soni(2)............................  31         Director
Scott B. Ungerer(2)....................  41         Director

------------------------

*   Executive officer

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    AKHIL GARLAND has been our President and Chairman since June 1997. Since December 1999, Mr. Garland has been our Chief Executive Officer. In addition, from November 1995 to April 2000 Mr. Garland served as President of Garland Enterprises, Inc., an Internet music company. Mr. Garland managed MIS departments for Community Care Systems, Inc., an international healthcare company from 1985 to 1990, and for the Massachusetts College of Art in Boston, Massachusetts from 1990 to 1992. Mr. Garland holds a B.A. in mathematical sciences from Connecticut College.

    IVAR WOLD has been our Vice President, Engineering and Chief Technology Officer since August 1999. From October 1995 to August 1999, Mr. Wold was Senior Vice President of Architecture and Engineering at Fidelity Investments, a mutual fund company. Prior to that time, from April 1992 to October 1995, Mr. Wold was the Director of Core Technology at Borland International, a computer technology company, for its next generation C++ product. Mr. Wold holds a B.A. from Southampton University.

    RONAN WINTER has been our Vice President, Marketing and Strategic Alliances since November 1999. From September 1997 to October 1999, Mr. Winter was Director, Business Development for Lycos, Inc., an Internet portal. Prior to that, from August 1996 to September 1997, Mr. Winter was the Manager, Business Development at iChat, an Internet communications company, and from March 1992 to August 1996, Mr. Winter was the Manager, Business Development at Stream International, a computer software and services company. Mr. Winter holds a B.A. from Trinity College, Dublin.

    DAVID WHEELER has been our Vice President, Operations since November 1999. From October 1989 to August 1998, Mr. Wheeler was the General Manager of Sky Subscriber Services, Ltd., a customer management company and a division of Sky Broadcasting, a United Kingdom-based satellite television broadcaster.

    CHRISTOPHER KALLAHER has been our Vice President, General Counsel since February 2000. From January 1999 to January 2000, Mr. Kallaher was an associate at the law firm of Mintz, Levin, Cohn, Glovsky and Popeo, P.C. Prior to that, from August 1997 to December 1998, Mr. Kallaher held the office of senior counsel at the Massachusetts Department of Telecommunications and Energy, the telecommunications and energy regulatory body in the Commonwealth of Massachusetts. Prior to that, from December 1996 to July 1997, Mr. Kallaher was the senior consultant for the Energy Research Group, an energy consulting firm. Prior to that, from June 1988 through December 1996, Mr. Kallaher was an associate at the Milwaukee office of the law firm Quarles & Brady LLP.
Mr. Kallaher holds a B.S. in civil engineering from Stanford University and a J.D. from University of Wisconsin-Madison.

    JOHN DUFFY has been our Vice President, Business Development, Energy and Telecom since February 2000. Prior to that, Mr. Duffy held the office of Vice President, Business Development--Telecommunications Markets since joining essential in June 1999. From July 1995 to June 1999, Mr. Duffy was the Vice President of Operations at Metromedia International Telecommunications, an international telecommunications company. Prior to that, from July 1989 to July 1995, Mr. Duffy was the Director of Carrier Relations at Metrocall, Inc., a wireless messaging company. Mr. Duffy holds a B.A. in economics from LaSalle University.

    PATRICK MORAN incorporated essential.com in 1995 and served as our President from October 1995 to June 1997, our Vice President, Operations from June 1997 to November 1999, our Vice President from April 2000 to the present, and our Secretary from December 1999 to the present. Mr. Moran has also served as one of our directors since November 1995. In addition, from December 1995 to June 1997, Mr. Moran was the President of Metro Marketing Direct, Inc., a media buying company, which he incorporated while he was in college. Metro Marketing Direct, Inc. was liquidated under the federal bankruptcy laws in September 1997. Mr. Moran holds a B.S. in communications from Emerson College.

    BASIL G. PALLONE has been our Director of Finance and Controller since
June 1999 and has been our Treasurer since December 1999. From November 1998 to June 1999, Mr. Pallone was an independent consultant. Prior to that, from June 1997 to October 1998, Mr. Pallone was the Chief Financial Officer at EnergyVision, LLC, a marketer of energy and energy services, that was acquired by Williams Energy Services, an energy company, in 1998. Prior to that, from July 1993 to December 1996, Mr. Pallone was employed by EUA Cogenex Corporation, an energy services company, most recently holding the title of Executive Vice President. Mr. Pallone holds an A.B. in economics from Boston College and an M.B.A. in finance from Babson College.

    MICHAEL KOLOWICH has been one of our directors since December 1999 and a member of our advisory board since July 1999. Since February 1998, Mr. Kolowich has been the Vice Chairman and Director at NewsEdge Corporation, an Internet content company. Prior to that, from September 1996 to February 1998, Mr. Kolowich was the President, Chairman and Chief Executive Officer at Individual, Inc., an Internet content company. Prior to that, from December 1994 to July 1996, Mr. Kolowich was the President of AT&T New Media Services, a telecommunications services company. Prior to that, from April 1988 to December 1994, Mr. Kolowich was employed by Ziff-Davis Publishing Company, initially as founding publisher of PC/COMPUTING magazine and subsequently as founder and president of Ziff Davis Interactive, which is now known as ZDNet. Mr. Kolowich is a director of NewsEdge Corporation and SmarterKids.com, Inc.
Mr. Kolowich holds an A.B. in engineering and applied physics from Harvard College and an M.B.A. from the Harvard Graduate School of Business.

    WILLIAM J. MEURER has a been one of our directors since December 1999. Since January 2000, Mr. Meurer has been a General Partner of Brand Equity Ventures, a venture capital firm. From 1998 to January 2000, Mr. Meurer was a Vice President at Brand Equity Ventures. Prior to that, from 1990 to 1998, Mr. Meurer was employed by The Boston Consulting Group, a consulting firm, most recently as a manager. Mr. Meurer holds an A.B. from Dartmouth College and an M.B.A. from the Harvard Graduate School of Business.

    PAUL O'BRIEN has been one of our directors since December 1999. Since January 1995, Mr. O'Brien has been the President of The O'Brien Group, Inc., a consulting and investing company. Mr. O'Brien is a director of Cambridge Neuroscience, Inc., MangoSoft, Inc., NetOptix, Corp., Renaissance
Worldwide, Inc. and View Tech, Inc. Prior to that, Mr. O'Brien was employed by New England Telephone and Telegraph Company, most recently as Chairman of the Board from 1993 to December 1994 and as President and Chief Executive Officer from 1988 to 1993. Mr. O'Brien holds a BSEE from Manhattan College and an M.B.A. from New York University.

    ROB SONI has been one of our directors since April 1999. Since 1994, Mr. Soni has worked at Bessemer Venture Partners, a venture capital firm, and currently holds the title of Managing General Partner. Mr. Soni holds an A.B. in social studies from Harvard College.

    SCOTT B. UNGERER has been one of our directors since March 1999. Since 1996, Mr. Ungerer has been a Managing Director at EnerTech Capital, a venture capital firm, of which he is the co-founder. Prior to that, from January 1995 to August 1996, Mr. Ungerer was the President and Chief Operating Officer of Atlantic Energy Enterprises, Inc., an energy services company. Mr. Ungerer holds a B.S. in mechanical engineering from Princeton University.

BOARD COMPOSITION

    Following this offering, our board of directors will be divided into three staggered classes, each of whose members will serve for a three-year term. The board will consist of two class I directors (Messrs. Moran and Ungerer), two class II directors (Messrs. Kolowich and Soni) and three class III directors (Messrs. Garland, Meurer and O'Brien). At each annual meeting of stockholders, one class of directors will be elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2001, 2002 and 2003, respectively.

    Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

    There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

    The board of directors has a compensation committee composed of Messrs. Kolowich, Soni and Ungerer, which reviews and approves the salaries and incentive compensation of our executive officers. Our compensation committee administers our equity incentive plans, including any grants of equity incentives to our employees.

    The board of directors also has an audit committee composed of Messrs. Kolowich, Meurer and O'Brien. The audit committee is governed by a charter which requires that each member of the committee be independent. The charter also identifies the roles and responsibilities of the committee, which include:

    - oversight of the audit process performed by our independent auditors;

    - review of the scope and results of the audit process;

    - oversight of the integrity and accuracy of our financial reporting, both internal and external; and

    - review of our annual and interim financial statements.

DIRECTOR COMPENSATION

    We do not currently compensate directors for attending meetings of either the board of directors or committees of the board of directors. Directors are reimbursed for reasonable expenses incurred in attending board meetings. We have made grants of stock options to certain directors in the past. In June 1999, in connection with Mr. Kolowich's services as a member of our advisory board, Mr. Kolowich was granted a non-qualified stock option to purchase 10,000 shares of common stock under our equity incentive plan at an exercise price of $0.05 per share. In December 1999, in connection with his election to our board of directors, Mr. Kolowich was granted a non-qualified stock option under our equity incentive plan to purchase 125,725 shares of common stock at an exercise price of $0.20 per share. In December 1999, Mr. O'Brien was granted a non-qualified stock option under our equity incentive plan to purchase 125,725 shares of common stock at an exercise price of $0.20 per share. All option grants were made at the discretion of the board of directors.

    In addition, our 2000 Non-Employee Director Stock Option Plan will become effective upon the completion of this offering. The plan provides for the grant of stock options to purchase a maximum of 250,000 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our compensation committee are Messrs. Kolowich, Soni and Ungerer. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officers served as a member of the compensation committee of our board of directors. Prior to the formation of the compensation committee, the full board of directors made all decisions regarding executive officer compensation and the granting of stock options.

EXECUTIVE COMPENSATION

    The following table presents the total compensation paid or accrued in 1999 for our chief executive officers and our other most highly compensated executive officers who were serving as executive officers on December 31, 1999 and whose total annual salary and bonuses exceeded $100,000 in 1999. We refer to all of these officers collectively as our named executive officers.

                                                                            LONG-TERM
                                       ANNUAL COMPENSATION             COMPENSATION AWARDS
                                       -------------------   ----------------------------------------
                                        SALARY     BONUS             RESTRICTED           SECURITIES
                                                                       STOCK              UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                                            AWARDS             OPTIONS (#)   COMPENSATION
Akhil Garland(1).....................  $132,800         --                           --          --        $34,625
  Chairman, President and Chief
  Executive Officer
Ivar Wold............................   112,500   $150,000                           --     575,000             --
  Vice President, Engineering and
  Chief Technical Officer
Patrick Moran........................   111,400     40,000                           --          --         14,874
  Vice President and Secretary
Ilene H. Lang(2).....................    24,400         --                           --          --         33,333
  Former Chief Executive Officer

------------------------

(1) Mr. Garland became Chief Executive Officer in December 1999.

(2) Ms. Lang served as Chief Executive Officer from October 1998 to March 1999.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information as to stock options granted to each of our named executive officers during the year ended December 31, 1999. The exercise price per share of each option grant was equal to the fair market value of the common stock on the grant date, as determined by the board of directors.

                                                         INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                      -------------------------------------------------------     VALUE AT ASSUMED
                                                       PERCENT                                     ANNUAL RATES OF
                                       NUMBER OF       OF TOTAL                                      STOCK PRICE
                                      SECURITIES       OPTIONS                                    APPRECIATION FOR
                                      UNDERLYING      GRANTED TO     EXERCISE OR                   OPTION TERM(2)
                                        OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
NAME                                  GRANTED (#)   FISCAL YEAR(1)    PER SHARE       DATE         5%          10%
Akhil Garland.......................         --              --            --             --          --          --
Ivar Wold...........................    575,000           23.09%        $0.20        10/5/09     $72,322    $183,280
Patrick Moran.......................         --              --            --             --          --          --
Ilene H. Lang.......................         --              --            --             --          --          --

------------------------

(1) The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 2,490,625 shares.

(2) Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to unexercised options held as of December 31, 1999 by each of our named executive officers.

  AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                     SHARES                       AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                                  ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Akhil Garland...................           --            --            --             --             --             --
Ivar Wold.......................           --            --        35,937        539,063             --             --
Patrick Moran...................           --            --            --             --             --             --
Ilene H. Lang...................           --            --            --             --             --             --

------------------------

(1) Calculated by determining the difference between the exercise price and the deemed fair market value of $0.20 per share of the securities underlying the options as of December 31, 1999.

EQUITY PLANS

    AMENDED AND RESTATED 1998 STOCK OPTION AND INCENTIVE PLAN

    Our board of directors and stockholders adopted the 1998 stock option and incentive plan in December 1998, and our board of directors and stockholders amended the 1998 plan in March and July 1999 and in February 2000. Our board of directors further amended our 1998 plan subject to stockholder approval in April 2000. An aggregate of 7,300,000 shares of common stock may be issued under the 1998 plan. The 1998 plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, essential and its subsidiaries. Under the 1998 plan, we may grant options that are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to our employees. No employee may receive an award for more than 672,160 shares in any calendar year.

    Under our 1998 plan, our board of directors may administer the 1998 plan or our board of directors may delegate its authority under the 1998 plan to a committee of the board of directors. Under the 1998 plan, the board of directors, or the committee, has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made by means of:

    - a check payable to us;

    - delivery of an irrevocable and unconditional undertaking by a broker to deliver to us sufficient funds to pay the exercise price;

    - delivery of shares of our common stock;

    - delivery of a promissory note payable to us;

    - any other method approved by the board of directors, or the committee; or

    - by a combination of any of these methods.

Unless otherwise permitted by the board of directors, or the committee, awards are not assignable or transferable except by will or the laws of descent and distribution, and, during the participant's lifetime, may be exercised only by the participant.

    The board of directors, or the committee, may, in its sole discretion, amend, modify or terminate any award granted or made under the 1998 plan, so long as the amendment, modification or termination would not materially and adversely affect the participant. The board of directors (or the committee) may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1998 plan may be exercised. All awards granted under the 1998 plan will accelerate by a period of one year upon an acquisition of essential.

    2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The 2000 non-employee director stock option plan was adopted by the board of directors in April 2000 subject to stockholder approval. The director plan will take effect upon completion of this offering. The director plan provides for the grant of options to our non-employee directors of up to a maximum of 250,000 shares of our common stock .

    The director plan is administered by the board of directors or a committee appointed by the board of directors. In the event the board of directors does not appoint such a committee, then the board shall have all power and authority to administer the director plan. Under the director plan, each of our current directors who is not also one of our employees or officers shall be automatically granted on the effective date of this offering, without any further action, an option to purchase 10,000 shares of our common stock, and each new non-employee director who joins the board of directors thereafter would automatically be granted an option to purchase 20,000 shares of our common stock upon election. Provided that the director continues to serve as a member of our board of directors, one-fourth of the shares included in these grants will become exercisable on the first, second, third and fourth anniversaries of the dates of the grant. In addition, each non-employee director who is serving on the board of directors on the last day of February and the last day of August during the term of the plan will be automatically granted an option to purchase 1,250 shares of our common stock. Provided that the director continues to serve as a member of the board of directors, one-twelfth of the shares included in each grant will become exercisable on the last day of each month over the year after the date of the grant. All options granted under the director plan will have an exercise price equal to the fair market value of the common stock on the date of grant. The term of each option will be for ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director or within 90 days after the optionee ceases to serve as a director, except that if a director dies or becomes disabled while he or she is serving as a director, the option is immediately and automatically accelerated and becomes fully vested and all unexercised options are exercisable until the scheduled expiration date of the option. All options granted under the director plan accelerate in full on an acquisition of our company. No options have been granted to date under the director plan.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    The 2000 employee stock purchase plan was adopted by the board of directors in April 2000 subject to stockholder approval. The purchase plan will take effect upon completion of this offering. The purchase plan provides for the issuance of a maximum of 250,000 shares of common stock. The purchase plan may be administered by the board of directors or a committee appointed by the board of directors. All employees whose customary employment is for more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan.

    To participate in the purchase plan, an employee must authorize us to deduct an amount not less than one percent nor more than ten percent of a participant's total cash compensation from his or her pay during each six-month payment period. The first payment period will commence on the effective date of this offering and end on August 31, 2000. Thereafter, the payment periods will commence on the first day of September and March and end on the last day of the following February and August, respectively, each year. In no case shall an employee be entitled to purchase more than 500 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded, without interest.

    Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination or employment. No options or shares have been granted to date under the purchase plan.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Ilene H. Lang on July 28, 1998. Under the employment agreement, Ms. Lang was entitled to an annual salary of $200,000, commencing September 1, 1998. Ms. Lang purchased 1,039,609 shares of our common stock on October 1, 1998, subject to a stock restriction agreement. Ms. Lang ceased to be an employee of our company on March 17, 1999, and we exercised our right under the stock restriction agreement to repurchase 779,707 shares of the common stock we had previously sold to Ms. Lang.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our fifth amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for us or on our behalf. In addition, our fifth amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they:

    - violated their duty of loyalty to us or our stockholders;

    - acted or failed to act in bad faith;

    - knowingly or intentionally violated the law;

    - authorized illegal dividends or redemptions; or

    - derived an improper personal benefit from their action as directors.

    We have insurance that insures our directors and officers against certain losses and us against our obligations to indemnify our directors and officers.

                           RELATED-PARTY TRANSACTIONS

LOANS BY AFFILIATE

    On May 15, 1998, AAD Services, Inc., an entity affiliated with Akhil Garland, our Chairman, President and Chief Executive Officer, loaned us $124,142 at a stated rate of interest of ten percent per annum. On December 5, 1998, this loan was assigned by AAD Services, Inc. to Garland Enterprises, Inc., an entity affiliated with Akhil Garland. On June 30, 1998, and December 15, 1998, Garland Enterprises, Inc. loaned us $114,200 and $10,218, respectively, at a stated rate of interest of ten percent per annum. After the sale of shares of our Series B redeemable convertible preferred stock on July 29, 1999, we repaid each of these loans in full.

SALE OF CONVERTIBLE PROMISSORY NOTES

    In January 1999, we sold an aggregate of $710,000 of promissory notes. These notes were convertible into either:

    - shares of our capital stock sold by us in our first financing completed on or before June 30, 1999; or

    - a new series of our preferred stock if we were not able to complete a financing on or before June 30, 1999.

Ilene H. Lang, then our chief executive officer, purchased a note for $25,000, and Michael Kolowich, one of our board members, purchase a note for $50,000. The notes held by Ms. Lang and Mr. Kolowich, as well as the accrued interest on the notes, were converted into shares of our Series A redeemable convertible preferred stock in May and June 1999, respectively.

SALE OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Between March and June 1999 we sold an aggregate of 2,096,410 shares of our Series A redeemable convertible preferred stock (convertible into 4,192,820 shares of our common stock upon completion of this offering) to various investors at a purchase price of $1.00 per share. Investors owning five percent or more of our shares who purchased shares in that transaction included:

                                                    NUMBER OF SHARES OF SERIES A
                                                             REDEEMABLE
INVESTOR                                        CONVERTIBLE PREFERRED STOCK PURCHASED
Bessec Venture Partners IV L.P................                  401,854
Bessemer Venture Partners IV L.P..............                  646,351
EnerTech Capital Partners, L.P................                1,048,205

    In connection with the sales of our Series A redeemable convertible preferred stock, holders of an aggregate principal amount of $615,000 of our convertible promissory notes described above elected to convert their promissory notes into shares of our Series A redeemable convertible preferred stock and the holders of an aggregate principal amount of $95,000 of our convertible promissory notes described above elected to have their notes redeemed by us. Pursuant to the terms of the convertible promissory notes, we issued the 734,316 shares of Series A redeemable convertible preferred stock (convertible into 1,468,632 shares of our common stock upon completion of this offering) at 85% of the per share price, or $0.85 per share, in exchange for the principal and accrued interest on the notes at the time of surrender.

SALE OF SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Between July and September 1999 we sold an aggregate of 6,332,125 shares of our Series B redeemable convertible preferred stock to various investors at a purchase price of $1.91 per share. Investors owning five percent or more of our shares who purchased shares in that transaction included:

                                                    NUMBER OF SHARES OF SERIES B
                                                             REDEEMABLE
INVESTOR                                        CONVERTIBLE PREFERRED STOCK PURCHASED
Bessec Venture Partners IV L.P................                  732,642
Bessemer Venture Partners IV L.P..............                1,098,964
Brand Equity Ventures I, L.P..................                2,224,093
EnerTech Capital Partners, L.P................                1,831,606

SALE OF SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In February and March 2000 we sold an aggregate of 6,411,004 shares of our Series C redeemable convertible preferred stock to various investors at a purchase price of $11.70 per share. Investors owning five percent or more of our shares who purchased shares in that transaction and the number of shares each purchased included:

                                                    NUMBER OF SHARES OF SERIES C
                                                             REDEEMABLE
INVESTOR                                        CONVERTIBLE PREFERRED STOCK PURCHASED
Bessec Venture Partners IV L.P................                 170,960
Bessemer Venture Partners IV L.P..............                 256,441
Brand Equity Ventures I, L.P..................                 462,448
EnerTech Capital Partners II, L.P.............                 427,401

INDEMNIFICATION

    We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management--Limitation of Liability and Indemnification" for additional information regarding provisions in our charter documents requiring us to indemnify our officers and directors.

CONFLICT OF INTEREST POLICY

    We believe that all transactions with our directors, officers and principal stockholders described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. A majority of the disinterested outside directors on our board of directors approves all transactions between us and our officers, directors, principal stockholders and their affiliates. Any similar transactions will continue to be on the terms no less favorable to us than we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2000 by:

    - each person or entity who is known by us to beneficially own more than 5% of our common stock;

    - each of our directors and named executive officers; and

    - all of our directors and executive officers as a group.

    Except as indicated below, none of these entities has a relationship with us or, to our knowledge, any of the underwriters or their respective affiliates. Unless otherwise indicated, the address of each person or entity named in the table is c/o essential.com, inc., Three Burlington Woods Drive, Fourth Floor, Burlington, Massachusetts 01803-4543, and each person or entity has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person or entity.

    The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying options or warrants that are exercisable by that person within 60 days of April 30, 2000. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned. Percentage of beneficial ownership prior to the offering is based on 22,887,383 shares of common stock outstanding as of March 15, 2000 and assumes the conversion of all outstanding shares of our convertible preferred stock into shares of common stock.
Percentage of beneficial ownership after the offering assumes       shares of
common stock to be outstanding after completion of this offering and no exercise of the underwriters' over-allotment option to purchase up to an aggregate of additional shares.

                                                                                 PERCENTAGE OF
                                                                 NUMBER            OWNERSHIP
                                                               OF SHARES     ---------------------
                                                              BENEFICIALLY    BEFORE    AFTER THE
NAME OF BENEFICIAL OWNER                                         OWNED       OFFERING    OFFERING
5% STOCKHOLDERS:
  Bessemer Venture Partners (1).............................    4,363,995      19.1%
  Brand Equity Ventures (2).................................    2,691,398      11.8
  EnerTech Capital Partners (3).............................    4,363,996      19.1
DIRECTORS AND EXECUTIVE OFFICERS:
  Akhil Garland (4).........................................    3,037,192      13.3
  Ilene H. Lang.............................................      319,628       1.4
  Michael Kolowich (5)......................................      135,954         *
  William J. Meurer (6).....................................    2,691,398      11.8
  Patrick Moran.............................................      507,732       2.2
  Paul O'Brien (5)..........................................       15,714         *
  Rob Soni (7)..............................................    4,363,995      19.1
  Scott B. Ungerer (8)......................................    4,363,996      19.1
  Ivar Wold (9).............................................      107,811         *
  All executive officers and directors as a group (9
    persons) (10)...........................................   15,543,420      67.5

------------------------

*   Indicates less than 1%.

(1) Includes 2,653,330 shares held by Bessemer Venture Partners IV L.P. and 1,710,665 shares held by Bessec Ventures IV L.P. The respective general partners of the general partners of these funds, including Mr. Soni, exercise sole voting and investment power with respect to the shares owned by each of these entities. Each of these persons disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. The address for Bessemer Venture Partners is 1400 Old Country Road, Suite 407, Westbury, New York 11590.

(2) Includes 2,691,398 shares held by Brand Equity Ventures I, L.P. The respective general partners of the general partner of this fund exercise sole voting and investment power with respect to the shares owned by this fund. Each of these persons disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. The address for Brand Equity Ventures is Three Pickwick Plaza, 26 Perry Ridge Road, Greenwich, Connecticut 06830.

(3) Includes 3,936,595 shares held by EnerTech Capital Partners L.P. and 427,401 shares held by EnerTech Capital Partners II, L.P. The respective general partners of the general partner, of these funds, including Mr. Ungerer, exercise sole voting and investment power with respect to the shares owned by each of these entities. Each of these persons disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. The address for EnerTech Capital Partners is 700 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087-1945.

(4) Includes 1,518,596 shares held by each of Garland Family Trust f/b/o Amy E. Garland and Garland Family Trust f/b/o Jason N. Garland. Mr. Garland is the sole trustee of these trusts and exercises sole voting and investment power with respect to the shares owned by each of these entities. Mr. Garland disclaims any beneficial ownership of the shares held by the trusts.

(5) Includes 15,714 shares of common stock exercisable within 60 days of April 30, 2000.

(6) Includes 2,691,398 shares held by Brand Equity Ventures I L.P. Mr. Meurer disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. The address for Brand Equity Ventures is Three Pickwick Plaza, Greenwich, Connecticut 08630.

(7) Includes 2,653,330 shares held by Bessemer Venture Partners IV L.P. and 1,710,665 shares held by Bessec Ventures IV L.P. Mr. Soni disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. The address for Bessemer Venture Partners is 1400 Old Country Road, Suite 407, Westbury, New York 11590.

(8) Includes 3,936,595 shares held by EnerTech Capital Partners L.P. and 427,401 shares held by EnerTech Capital Partners II L.P. Mr. Ungerer disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. The address for EnerTech Capital Partners is 700 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087-1945.

(9) Includes 107,811 shares of common stock exercisable within 60 days of April 30, 2000.

(10) See footnotes 4 through 9 above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    After this offering, our authorized capital stock will consist of 395,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of March 15, 2000, there were outstanding (1) 4,482,802 shares of common stock held by 13 stockholders of record, (2) 15,573,855 shares of convertible preferred stock, convertible into 18,404,581 shares of common stock, held by 77 stockholders of record and (3) options to purchase an aggregate of 2,323,785 shares of common stock.

    The following summary of provisions of our securities, our certificate of incorporation and our by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

COMMON STOCK

    As of March 15, 2000 there were 4,482,802 shares of common stock outstanding held by 13 stockholders of record. Based upon the number of shares outstanding
as of that date and giving effect to the issuance of the       shares of common
stock offered by us in this offering and the conversion of the outstanding
shares of convertible preferred stock, there will be       shares of common
stock outstanding upon the closing of this offering. In addition, as of March 15, 2000, there were outstanding stock options to purchase 2,323,785 shares of common stock.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of convertible preferred stock will automatically convert into an aggregate of 18,404,581 shares of common stock. Thereafter, the board of directors generally will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    Our stockholders have granted the board of directors authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of this preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
  INCORPORATION AND BY-LAWS

    Upon completion of this offering, the provisions of section 203 of the Delaware General Corporation Law will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our fifth amended and restated certificate of incorporation provides for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our fifth amended and restated certificate of incorporation provides that directors may be removed with cause by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote or without cause only by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote. Under our fifth amended and restated certificate of incorporation, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire or discourage a third party from acquiring control of us by increasing the time required for the stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

    Our fifth amended and restated certificate of incorporation also provides that, after the effective date of the registration statement of which this prospectus is a part, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written consent in lieu of a meeting. Our third amended and restated by-laws provide that special meetings of the stockholders may only be called by the board of directors, the chairman of the board of directors, the chief executive officer or the president. Our third amended and restated by-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because, even if it acquired a majority of our outstanding voting securities, the third party would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders' meeting, and not by written consent.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our fifth amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the fifth amended and restated certificate of incorporation. Our third amended and restated by-laws may generally be amended or repealed by a majority vote of the board of directors and may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors."

    Upon the closing of this offering, we will have an aggregate of       shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding
shares, the       shares sold in this offering will be freely tradable, except that any shares purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 22,887,383 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

SALES OF RESTRICTED SHARES

    Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144, including Rule 144(k), and Rule 701, shares will be available for sale in the public market as follows:

NUMBER OF SHARES                                       DATE
                  119,228  Immediately after the date of this prospectus

                  119,228  After 90 days from the date of this prospectus
                           (Rules 144 and 701)

               12,797,809  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period beginning 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately             shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale requirements, and depending on the amount sold, the filing of a Form 144 with respect to the sale.

    Under Rule 144(k), a person, or persons whose shares are aggregated, is entitled to sell his or her shares without regard to the limitations described above if:

    - the person has not been an affiliate of ours, such as an officer, director or holder of 10% or more of our shares, at any time during the 90 days immediately preceding the sale; and

    - the person has beneficially owned his or her shares for at least two years.

    Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

    We are unable to estimate the number of shares that will be sold under Rule 144, because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered hereby.

LOCK-UP AGREEMENTS

    We, our directors, executive officers and certain stockholders who hold 22,766,446 shares in the aggregate have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days from the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation has agreed not to grant any such consent without the prior written approval of Merrill Lynch, Pierce, Fenner & Smith Incorporated. We may issue, and grant options to purchase, shares of our common stock under our amended and restated 1998 stock option and incentive plan, our 2000 non-employee director stock option plan and the 2000 employee stock purchase plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced above.

OPTIONS

    Any natural persons who are either one of our employees or consultants and who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. However, all shares held upon exercise of stock options are subject to the 180 day lock-up agreements described above.

    We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to the amended and restated 1998 stock option and incentive plan, the 2000 non-employee director stock option plan and the 2000 employee stock purchase plan within 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

WARRANTS

    As of March 15, 2000 we had outstanding warrants exercisable for a total of 274,741 shares of our Series B redeemable convertible preferred stock and for a total of 64,110 shares of our Series C redeemable convertible preferred stock. All of these warrants are currently exercisable for the total number of shares covered by each such warrant. All of these warrants will be exercisable for shares of our common stock subsequent to completion of the offering.

REGISTRATION RIGHTS

    Upon the expiration of the contractual lock-up period with the underwriters, some of our stockholders will be entitled to require us to register under the Securities Act up to a total of

18,679,322 shares of outstanding common stock under the terms of an investor rights agreement. The investor rights agreement provides that if we propose to register in a public offering any of our securities under the Securities Act at any time or times, the stockholders having registration rights will generally be entitled to include shares of common stock held by them in such registration. Some of these stockholders also have the right to require us, on no more than two occasions, to prepare and file a registration statement under the Securities Act registering the shares of common stock held by them. We are generally required to bear the expenses of these registrations, except underwriting fees. These rights terminate with respect to each such stockholder at the time such stockholder may sell all of their shares of our stock under Rule 144 of the Securities Act in any three month period.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement
dated                   , 2000, the underwriters named below, who are
represented by Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and E*OFFERING Corp., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                               NUMBER
UNDERWRITERS:                                                 OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
PaineWebber Incorporated....................................
E*OFFERING Corp.............................................
                                                               -------

           Total............................................
                                                               =======

    The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and to conditions that we must satisfy. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by us pursuant to this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at that price less a concession not in excess of $      per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $      per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    E*OFFERING Corp., one of the underwriters, will allocate for distribution by E*TRADE Securities, Inc. a portion of the shares that E*OFFERING is underwriting in this offering. Copies of the prospectus in electronic format will be made available on Internet web sites maintained by E*OFFERING Corp. and E*TRADE Securities, Inc. Customers of E*TRADE Securities, Inc. who complete and pass an online eligibility profile may place conditional offers to purchase shares in this offering through E*TRADE's Internet web site.

    We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in
part, up to an aggregate of       additional shares of common stock at the
initial public offering price less underwriting fees. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. If the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of these additional shares as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering.

    The following table contains information about the underwriting fees that the underwriters will receive in this offering:

                                                                        TOTAL IF          TOTAL IF
                                                                     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                       OPTION IS          OPTION IS
                                                         PER SHARE   NOT EXERCISED    EXERCISED IN FULL

Underwriting fees payable by essential.com.............

    We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

    We, our executive officers and directors and certain of our stockholders and option holders are subject to agreements providing that, with certain limited exceptions, we will not:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock or any securities convertible into or exercisable for common stock, regardless of whether any of the transactions described above is to be settled by delivery of any common stock or any securities convertible into or exercisable or exchangeable for common stock, in cash or otherwise for a period of 180-days after the date of this prospectus.

    See "Shares Eligible for Future Sale--Lock-Up Agreements."

    In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, except for registration statements on Form S-8 registering the shares of common stock pursuant to our existing stock plans, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    Prior to the offering, there has been no established trading market for our common stock. The initial public offering price of the shares of common stock offered by this prospectus will be determined by negotiation among us and the underwriters. The factors to be considered in determining the initial public offering price include:

    - the history of and the prospects for the industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future financial performance;

    - recent market prices of securities of generally comparable companies; and

    - the general condition of the securities markets at the time of the offering.

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered by this prospectus for sale to some of our directors, officers, employees, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

    In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

SECURITIES ACQUIRED BY DLJ AND AFFILIATES

    Donaldson, Lufkin & Jenrette Securities Corporation, one of the representatives of the underwriters, acted as placement agent in connection with the sales of our Series C redeemable convertible preferred stock in February and March 2000. As compensation for its services, we paid DLJ approximately
$3.6 million and we issued DLJ a warrant to purchase an aggregate of 64,110 shares of our Series C redeemable convertible preferred stock at a price of $11.70 per share. In addition, employees and investment funds affiliated with DLJ acquired in the private placement an aggregate of 105,601 shares of Series C redeemable convertible preferred stock, at a purchase price of $11.70 per share, for an aggregate purchase price of $1,235,384. These purchases were made on the same terms given to other purchasers in the private placement. Under the rules of the National Association of Securities Dealers, Inc., the warrant we issued to DLJ and the purchases of Series C redeemable convertible preferred stock by employees and funds affiliated with DLJ may be deemed to result in underwriting compensation in connection with this offering.

                                 LEGAL MATTERS

    The validity of the shares of common stock we are offering will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Hale and Dorr LLP, Boston, Massachusetts, will pass upon legal matters in connection with this offering for the underwriters. Attorneys at Testa, Hurwitz & Thibeault, LLP own 68,274 shares of our common stock.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits for additional information. Wherever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. You should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or other documents. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13(th) Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

    We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

    Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                              ESSENTIAL.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
Report of Independent Public Accountants....................     F-2
Balance Sheets..............................................     F-3
Statements of Operations....................................     F-4
Statements of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit)............................     F-5
Statements of Cash Flows....................................     F-6
Notes to Financial Statements...............................     F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To essential.com, inc.:

    We have audited the accompanying balance sheets of essential.com, inc. (a Delaware corporation) as of December 31, 1998 and 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of essential.com, inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
March 7, 2000 (except with respect
to the matters discussed in Notes 1
and 16 as to which the date is April 6, 2000)

                              ESSENTIAL.COM, INC.
                                 BALANCE SHEETS

                                                                        AS OF DECEMBER 31,
                                                              ---------------------------------------
                                                                1998          1999           1999
                                                                             ACTUAL       PRO FORMA
                                                                                         (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  14,119   $  3,341,033   $ 74,590,805
  Accounts receivable, less allowance for doubtful accounts
    of approximately $26,000 and $40,000 in 1998 and 1999,
    respectively............................................     21,117        274,937        274,937
  Prepaid expenses and other current assets.................      1,543        949,055        949,055
                                                              ---------   ------------   ------------
      Total current assets..................................     36,779      4,565,025     75,814,797
Property and equipment, at cost:
  Computer and office equipment.............................    115,060        830,769        830,769
  Furniture, fixtures and automobiles.......................     19,237         32,296         32,296
                                                              ---------   ------------   ------------
                                                                134,297        863,065        863,065
  Less--accumulated depreciation............................     37,828        263,320        263,320
                                                              ---------   ------------   ------------
                                                                 96,469        599,745        599,745
Intangible assets, net of accumulated amortization of
  $74,000 in 1999...........................................         --        430,247        430,247
Other assets................................................      9,580         70,463         70,463
Deferred financing costs....................................         --        281,299        281,299
                                                              ---------   ------------   ------------
                                                              $ 142,828   $  5,946,779   $ 77,196,551
                                                              =========   ============   ============
    LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
             AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable to a related party..........................  $ 248,560   $         --   $         --
  Convertible notes payable.................................     20,000             --             --
  Current portion of deferred payments......................     33,702        210,590        210,590
  Current portion of capital lease obligation...............         --         24,512         24,512
  Accounts payable..........................................    207,679      1,516,746      1,516,746
  Accrued expenses..........................................    161,567      1,153,475      1,153,475
                                                              ---------   ------------   ------------
      Total current liabilities.............................    671,508      2,905,323      2,905,323
Deferred payments, net of current portion...................     40,154             --             --
Capital lease obligation, net of current portion............         --        161,019        161,019
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock:
  Series A redeemable convertible preferred stock, $0.01 par value--
    Authorized--2,830,726 shares in 1999, no shares pro
    forma
    Issued and outstanding--2,830,726 shares in 1999, no
    shares pro forma, stated at redemption value, net of
    unaccreted expenses.....................................         --      2,901,705             --
  Series B redeemable convertible preferred stock, $0.01 par value--
    Authorized--6,606,867 shares in 1999, no shares pro
    forma
    Issued and outstanding--6,332,125 shares in 1999, no
    shares pro forma, stated at redemption value, net of
    unaccreted expenses.....................................         --     12,440,781             --
  Series B preferred stock warrants outstanding.............         --        327,065             --
  Series C redeemable convertible preferred stock, $0.01 par value--
    Authorized--none
    Issued and outstanding--none............................         --             --             --
  Series C preferred stock warrants outstanding.............         --             --             --
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value--
    Authorized--none actual and 5,000,000 pro forma
      Issued and outstanding--none..........................         --             --             --
  Common stock, $0.01 par value--
    Authorized--19,166,451 shares actual and 395,000,000 pro
    forma
    Issued and outstanding--5,233,897, 4,482,802 and
    22,887,383 shares in 1998, 1999 and pro forma,
    respectively............................................     52,339         44,828        228,874
  Additional paid-in capital................................     16,408     13,596,154     99,684,908
  Common stock warrants outstanding.........................         --             --        646,523
  Deferred stock-based compensation.........................         --    (12,270,730)   (12,270,730)
  Accumulated deficit.......................................   (637,581)   (14,159,366)   (14,159,366)
                                                              ---------   ------------   ------------
      Total stockholders' equity (deficit)..................   (568,834)   (12,789,114)    74,130,209
                                                              ---------   ------------   ------------
                                                              $ 142,828   $  5,946,779   $ 77,196,551
                                                              =========   ============   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              ESSENTIAL.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                             1997        1998          1999
Revenue.................................................  $   44,719   $ 141,549   $    526,985
                                                          ----------   ---------   ------------
Operating expenses(1):
  Cost of services sold.................................          --     161,549        421,451
  Cost of customer acquisition..........................          --       4,142      1,591,413
  Selling and marketing.................................      20,126     133,045      4,174,513
  Technology development................................          --      71,459      2,313,347
  General and administrative............................      63,610     338,299      3,615,203
  Stock-based compensation..............................          --          --      1,324,463
                                                          ----------   ---------   ------------
      Total operating expenses..........................      83,736     708,494     13,440,390
                                                          ----------   ---------   ------------
Loss from operations....................................     (39,017)   (566,945)   (12,913,405)
Other income............................................          --          --         40,969
Interest income.........................................          --          --        170,766
Interest expense........................................      (1,561)    (17,336)      (252,626)
                                                          ----------   ---------   ------------
      Net loss..........................................     (40,578)   (584,281)   (12,954,296)
Preferred stock dividends and accretion.................          --          --        567,489
                                                          ----------   ---------   ------------
      Net loss applicable to common stockholders........  $  (40,578)  $(584,281)  $(13,521,785)
                                                          ==========   =========   ============
Basic and diluted net loss per common share.............  $    (0.02)  $   (0.14)  $      (3.03)
                                                          ==========   =========   ============
Shares used in computing basic and diluted net loss per
  common share..........................................   2,540,144   4,210,783      4,459,087
                                                          ==========   =========   ============
Pro forma basic and diluted net loss per common share...                           $      (1.18)
                                                                                   ============
Pro forma shares used in computing basic and diluted net
  loss per common share.................................                             10,989,716
                                                                                   ============
------------------------
(1) THE FOLLOWING SUMMARIZES THE ALLOCATION OF
    STOCK-BASED COMPENSATION AMONG EXPENSE CATEGORIES:

    Selling and marketing...............................                           $    151,087
    Technology development..............................                                748,487
    General and administrative..........................                                424,889
                                                                                   ------------
      Total stock-based compensation....................                           $  1,324,463
                                                                                   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              ESSENTIAL.COM, INC.
 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                    SERIES A REDEEMABLE         SERIES B REDEEMABLE                       SERIES C REDEEMABLE
                                        CONVERTIBLE                 CONVERTIBLE          SERIES B             CONVERTIBLE
                                      PREFERRED STOCK             PREFERRED STOCK        PREFERRED          PREFERRED STOCK
                                  ------------------------   -------------------------     STOCK       -------------------------
                                    NUMBER                     NUMBER                    WARRANTS        NUMBER
                                  OF SHARES      AMOUNT      OF SHARES       AMOUNT      OUTSTANDING   OF SHARES       AMOUNT
Balance, December 31, 1996
(unaudited).....................          --   $        --           --   $         --    $     --             --   $         --
  Issuance of common stock for
  services......................          --            --           --             --          --             --             --
  Net loss......................          --            --           --             --          --             --             --
                                  ----------   -----------   ----------   ------------    --------     ----------   ------------

Balance, December 31, 1997......          --            --           --             --          --             --             --
  Issuance of common stock......          --            --           --             --          --             --             --
  Net loss......................          --            --           --             --          --             --             --
                                  ----------   -----------   ----------   ------------    --------     ----------   ------------

Balance, December 31, 1998......          --            --           --             --          --             --             --
  Exercise of common stock
  options.......................          --            --           --             --          --             --             --
  Repurchase of common stock....          --            --           --             --          --             --             --
  Deferred stock-based
  compensation..................          --            --           --             --          --             --             --
  Amortization of deferred
  stock-based compensation......          --            --           --             --          --             --             --
  Issuance of Series A
  redeemable convertible
  preferred stock, net of
  issuance costs of $98,697.....   2,096,410     1,997,713           --             --          --             --             --
  Conversion of notes payable to
  Series A preferred stock......     734,316       734,316           --             --          --             --             --
  Issuance of Series B
  redeemable convertible
  preferred stock, net of
  issuance costs of $57,032.....          --            --    6,332,125     12,042,968          --             --             --
  Accretion of redeemable
  convertible preferred stock to
  redemption value..............          --       169,676           --        397,813          --             --             --
  Warrants granted in connection
  with subordinated loan........          --            --           --             --     327,065             --             --
  Net loss......................          --            --           --             --          --             --             --
                                  ----------   -----------   ----------   ------------    --------     ----------   ------------

Balance, December 31, 1999......   2,830,726     2,901,705    6,332,125     12,440,781     327,065             --             --
  Issuance of Series C
  redeemable convertible
  preferred stock and related
  warrant, net of issuance costs
  of $3,750,000 (unaudited).....          --            --           --             --          --      6,411,004     70,930,314
  Conversion of convertible
  preferred stock into common
  stock and preferred stock
  warrants into common stock
  warrants (unaudited)..........  (2,830,726)   (2,901,705)  (6,332,125)   (12,440,781)   (327,065)    (6,411,004)   (70,930,314)
                                  ----------   -----------   ----------   ------------    --------     ----------   ------------

Pro forma balance,
December 31, 1999 (unaudited)...          --   $        --           --   $         --    $     --             --   $         --
                                  ==========   ===========   ==========   ============    ========     ==========   ============


                                  SERIES C
                                  PREFERRED          COMMON STOCK                         COMMON
                                    STOCK       ----------------------    ADDITIONAL      STOCK         DEFERRED
                                   WARRANT        NUMBER     $0.01 PAR     PAID-IN       WARRANTS     STOCK-BASED     ACCUMULATED
                                  OUTSTANDING   OF SHARES     VALUE        CAPITAL      OUTSTANDING   COMPENSATION      DEFICIT
Balance, December 31, 1996
(unaudited).....................   $     --             --   $     --    $     13,729    $      --    $         --    $   (12,722)
  Issuance of common stock for
  services......................         --      4,194,288     41,943         (18,706)          --              --             --
  Net loss......................         --             --         --              --           --              --        (40,578)
                                   --------     ----------   --------    ------------    ---------    ------------    ------------
Balance, December 31, 1997......         --      4,194,288     41,943          (4,977)          --              --        (53,300)
  Issuance of common stock......         --      1,039,609     10,396          21,385           --              --             --
  Net loss......................         --             --         --              --           --              --       (584,281)
                                   --------     ----------   --------    ------------    ---------    ------------    ------------
Balance, December 31, 1998......         --      5,233,897     52,339          16,408           --              --       (637,581)
  Exercise of common stock
  options.......................         --         28,612        286             592           --              --             --
  Repurchase of common stock....         --       (779,707)    (7,797)        (16,039)          --              --             --
  Deferred stock-based
  compensation..................         --             --         --      13,595,193           --     (13,595,193)            --
  Amortization of deferred
  stock-based compensation......         --             --         --              --           --       1,324,463             --
  Issuance of Series A
  redeemable convertible
  preferred stock, net of
  issuance costs of $98,697.....         --             --         --              --           --              --             --
  Conversion of notes payable to
  Series A preferred stock......         --             --         --              --           --              --             --
  Issuance of Series B
  redeemable convertible
  preferred stock, net of
  issuance costs of $57,032.....         --             --         --              --           --              --             --
  Accretion of redeemable
  convertible preferred stock to
  redemption value..............         --             --         --              --           --              --       (567,489)
  Warrants granted in connection
  with subordinated loan........         --             --         --              --           --              --             --
  Net loss......................         --             --         --              --           --              --    (12,954,296)
                                   --------     ----------   --------    ------------    ---------    ------------    ------------
Balance, December 31, 1999......         --      4,482,802     44,828      13,596,154           --     (12,270,730)   (14,159,366)
  Issuance of Series C
  redeemable convertible
  preferred stock and related
  warrant, net of issuance costs
  of $3,750,000 (unaudited).....    319,458             --         --              --           --              --             --
  Conversion of convertible
  preferred stock into common
  stock and preferred stock
  warrants into common stock
  warrants (unaudited)..........   (319,458)    18,404,581    184,046      86,088,754      646,523              --             --
                                   --------     ----------   --------    ------------    ---------    ------------    ------------
Pro forma balance,
December 31, 1999 (unaudited)...   $     --     22,887,383   $228,874    $ 99,684,908    $ 646,523    $(12,270,730)   $(14,159,366)
                                   ========     ==========   ========    ============    =========    ============    ============


                                     TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                   (DEFICIT)
Balance, December 31, 1996
(unaudited).....................  $      1,007
  Issuance of common stock for
  services......................        23,237
  Net loss......................       (40,578)
                                  ------------
Balance, December 31, 1997......       (16,334)
  Issuance of common stock......        31,781
  Net loss......................      (584,281)
                                  ------------
Balance, December 31, 1998......      (568,834)
  Exercise of common stock
  options.......................           878
  Repurchase of common stock....       (23,836)
  Deferred stock-based
  compensation..................            --
  Amortization of deferred
  stock-based compensation......     1,324,463
  Issuance of Series A
  redeemable convertible
  preferred stock, net of
  issuance costs of $98,697.....            --
  Conversion of notes payable to
  Series A preferred stock......            --
  Issuance of Series B
  redeemable convertible
  preferred stock, net of
  issuance costs of $57,032.....            --
  Accretion of redeemable
  convertible preferred stock to
  redemption value..............      (567,489)
  Warrants granted in connection
  with subordinated loan........            --
  Net loss......................   (12,954,296)
                                  ------------
Balance, December 31, 1999......   (12,789,114)
  Issuance of Series C
  redeemable convertible
  preferred stock and related
  warrant, net of issuance costs
  of $3,750,000 (unaudited).....            --
  Conversion of convertible
  preferred stock into common
  stock and preferred stock
  warrants into common stock
  warrants (unaudited)..........    86,919,323
                                  ------------
Pro forma balance,
December 31, 1999 (unaudited)...  $ 74,130,209
                                  ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              ESSENTIAL.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1997       1998          1999
Cash flows from operating activities:
  Net loss..................................................  $(40,578)  $(584,281)  $(12,954,296)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities--
    Amortization of deferred financing costs................        --          --         93,766
    Interest expense related to the beneficial conversion of
      the convertible notes.................................        --          --        110,150
    Interest expense converted into Series A preferred
      stock.................................................        --          --          9,166
    Depreciation and amortization...........................     5,258      31,807        356,911
    Amortization of deferred stock-based compensation.......        --          --      1,324,463
    Common stock issued in exchange for services............    23,237          --             --
    (Gain) loss from disposal of assets.....................        --        (651)         7,335
    Changes in current assets and liabilities--
      Accounts receivable...................................        --     (21,117)      (253,820)
      Prepaid expenses and other current assets.............    (1,050)       (493)      (947,512)
      Accounts payable......................................    35,959     169,607      1,309,067
      Accrued expenses......................................     8,053     153,004        991,908
                                                              --------   ---------   ------------
        Net cash provided by (used in) operating
          activities........................................    30,879    (252,124)    (9,952,862)
                                                              --------   ---------   ------------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (41,984)    (84,609)      (776,059)
  Proceeds from sale of equipment...........................        --       8,184        170,917
  Increase in other assets..................................    (5,425)     (4,155)       (60,883)
                                                              --------   ---------   ------------
        Net cash used in investing activities...............   (47,409)    (80,580)      (666,025)
                                                              --------   ---------   ------------
Cash flows from financing activities:
  Proceeds from (payments on) notes payable to a related
    party...................................................    23,800     224,760       (248,560)
  Repurchase of common stock................................        --          --        (23,836)
  Proceeds from advances on and issuance of convertible
    notes payable...........................................        --      20,000        690,000
  Deferred financing costs..................................        --          --        (48,000)
  (Payments on) proceeds from deferred payments.............    (1,932)     64,715       (367,627)
  Payments on capital lease obligation......................        --          --         (2,735)
  Net proceeds from issuance of redeemable convertible
    preferred stock.........................................        --          --     14,040,681
  Repayment of convertible notes payable....................        --          --        (95,000)
  Proceeds from issuance of common stock....................        --      31,781            878
                                                              --------   ---------   ------------
        Net cash provided by financing activities...........    21,868     341,256     13,945,801
                                                              --------   ---------   ------------
        Net increase in cash and cash equivalents...........     5,338       8,552      3,326,914
Cash and cash equivalents, beginning of period..............       229       5,567         14,119
                                                              --------   ---------   ------------
Cash and cash equivalents, end of period....................  $  5,567   $  14,119   $  3,341,033
                                                              ========   =========   ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  1,561   $     289   $    266,157
                                                              ========   =========   ============
Supplemental disclosure of noncash information:
  Accretion of preferred stock dividends....................  $     --   $      --   $    567,489
                                                              ========   =========   ============
  Conversion of notes payable and accrued interest to
    preferred stock.........................................  $     --   $      --   $    624,166
                                                              ========   =========   ============
  Acquisition of customer lists.............................  $     --   $      --   $    504,361
                                                              ========   =========   ============
  Warrants issued in connection with subordinated loan......  $     --   $      --   $    327,065
                                                              ========   =========   ============
  Acquisition of equipment under capital lease obligation...  $     --   $      --   $    188,266
                                                              ========   =========   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              ESSENTIAL.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) ORGANIZATION

   essential.com, inc. (the Company) is a leading online communications and energy marketplace offering a broad range of branded essential services to residential and small business customers. The Company defines essential services to be the recurring services necessary to operate a residence or small business. The Company launched its web site in June 1999.

    The Company incurred substantial losses and negative cash flows from operations in 1998 and 1999. For the year ended December 31, 1999, the Company incurred a loss from operations of approximately $13,000,000 and negative cash flows from operations of approximately $10,000,000. As of December 31, 1999, the Company had an accumulated deficit of approximately $14,200,000. Management expects operating losses and negative cash flows from operations to continue for the foreseeable future and anticipates that losses will increase significantly from historical levels because of additional costs and expenses related to brand development, marketing and other promotional activities, continued development of the Company's web site and information technology infrastructure and expansion of product offerings. If working capital decreased significantly, certain of these costs could be reduced. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's results of operations and financial condition. During February and March 2000, the Company completed a private equity financing with gross proceeds of approximately $75,000,000 (see
Note 10). Management believes that proceeds from this financing, availability under the subordinated loan agreement and cash generated from operating activities will be sufficient for the Company to continue as a going concern through 2000.

    On April 6, 2000, the Company's board of directors authorized the Company to file a registration statement with the SEC for the purpose of the initial public offering of the Company's common stock. Upon the completion of the offering, if requirements set forth in the Certificate of Incorporation are met, all of the Company's outstanding preferred stock will be converted into shares of common stock and all such outstanding shares of preferred stock will be cancelled and retired.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements reflect the application of certain significant accounting policies, as described below and elsewhere in the accompanying notes to financial statements.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED PRO FORMA PRESENTATION

    The unaudited pro forma balance sheet and statements of redeemable convertible preferred stock and stockholders' equity as of December 31, 1999 reflect (i) the sale of 6,411,004 shares of Series C redeemable convertible preferred stock in February and March 2000 and the receipt of approximately $71,250,000 of net proceeds and the issuance of a warrant to purchase 64,110 shares of Series C

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) redeemable convertible preferred stock, valued at $319,458 (see Note 10) and
(ii) the automatic conversion of all outstanding redeemable convertible preferred stock into an aggregate of 18,404,581 shares of common stock and the conversion of all preferred stock warrants to common stock warrants, which will occur upon the closing of the Company's proposed initial public offering.

UNAUDITED PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

    Unaudited pro forma basic and diluted net loss per share for the year ended December 31, 1999 is computed by dividing net loss by the weighted average number of outstanding common shares during the period including the assumed conversion of all redeemable convertible preferred stock into common stock, which will occur immediately prior to the closing of the initial public offering as if such conversion occurred at the date of original issuance. Common stock equivalents, such as stock options and warrants, are excluded from the calculation as their effect is antidilutive.

    The following table sets forth the computation of pro forma basic and diluted net loss per share for the year ended December 31, 1999:

Net loss attributable to common shareholders................  $(13,521,785)
Preferred stock dividends and accretion.....................       567,489
                                                              ------------
Net loss....................................................  $(12,954,296)
                                                              ============
Pro forma--
  Weighted average shares outstanding.......................     4,459,087
  Weighted average number of shares assumed upon conversion
    of redeemable convertible common stock..................     6,530,629
                                                              ------------
  Shares used in computing pro forma basic and diluted net
    loss per share..........................................    10,989,716
                                                              ============
  Pro forma basic and diluted net loss per share............  $      (1.18)
                                                              ============

CASH EQUIVALENTS

    The Company considers all time deposits and short-term investments with original maturities of 90 days or less to be cash equivalents. At December 31, 1999, the Company's cash equivalents are comprised of money market mutual funds and are stated at cost, which approximates market value.

REVENUE RECOGNITION

    The Company generates revenue through the sale of telecommunications and energy services. Revenue to date has been generated principally through the sale of telecommunications services and Internet access to residences and small businesses. The Company enters into both reseller and agency agreements with service providers. In a reseller agreement, the Company has the ability to determine pricing of the services, retains credit risk with the customer and generally provides the first line of customer service support. Revenue from reseller agreements is recognized based upon the amount of services provided to the customers with the corresponding cost of services recorded as an expense. In an agency relationship, the Company generally receives a fee from the service provider for providing a customer to the provider's services. Revenue from the agency relationships consists of the net fees

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) received from the service provider. Through December 31, 1999, substantially all of the Company's revenue has been generated through reseller relationships. Revenue is recognized as the services are delivered. The Company has not provided for a sales reserve in the periods presented. All credits to customers have been recorded in the periods in which they were incurred as they have not been material to date.

COST OF CUSTOMER ACQUISITION

    The Company has run several programs directed at obtaining new customers. Certain programs result in the customer receiving an immediate financial benefit in exchange for becoming a customer of the Company for a period of generally six months. No minimum purchase commitments are required from the customer and, accordingly, the Company expenses the related costs when the customer agrees to begin service. In addition, the Company is charged a set-up fee by some of its vendors when it provisions a new customer.

SELLING AND MARKETING EXPENSE

    Selling and marketing expense includes advertising and promotional expenditures. Advertising expenditures are expensed as incurred, as they do not meet the direct-response criteria required for capitalization. Advertising to date has related primarily to building brand awareness, including traditional media advertising such as radio, print and billboards and promotions and have been expensed as incurred. Total advertising and promotion costs for the year ended December 31, 1999 was approximately $2,372,000. The Company did not incur any advertising and promotion costs in 1997 and 1998.

TECHNOLOGY DEVELOPMENT EXPENSE

    Technology development expense includes payroll and related expenses for web site development, design and information technology and related infrastructure. The Company evaluates whether certain of its web site development costs should be capitalized in accordance with Statement of Position No. 98-1. To date, all technology development costs have been expensed as incurred, as a result of the cost not qualifying for capitalization or the anticipated life of the asset being less than one year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist mainly of cash, cash equivalents, accounts receivable and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values.

CONCENTRATION OF CREDIT RISK AND LIMITED SUPPLIERS

    Statement of Financial Accounting Standards (SFAS) No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of accounts receivable; however, risk is limited to customers to whom the Company makes significant sales. The Company maintains an allowance for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area. There are

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) no customers representing greater than 10% of total revenues during 1998 or 1999. One customer represented 100% of the revenue in 1997. At December 31, 1998, one customer represents greater than 10% of accounts receivable. No customers represent greater than 10% of accounts receivable at December 31, 1999.

    Certain services provided by the Company are procured from a single source. The decision by a supplier to cancel a contract with the Company could interrupt the Company's delivery of services and thereby adversely affect the Company's revenues and operating results. During 1999, 88% of revenue was derived from the sale of services provided by four suppliers.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives, as follows:

                                                                  ESTIMATED
ASSET CLASSIFICATION                                             USEFUL LIFE
Computer and office equipment...............................  3-5 years
Furniture, fixtures and automobiles.........................  5 years

    As of December 31, 1999, there was $188,266 included in computer and office equipment that was acquired under a capital lease. As of December 31, 1998, there was no equipment acquired under a capital lease.

COMPREHENSIVE LOSS

    Comprehensive loss includes net loss as well as other changes in stockholders' equity (deficit), except stockholder investments and distributions. The Company's comprehensive loss is equal to net loss for the periods presented.

LONG-LIVED ASSETS

    The Company evaluates the possible impairment of long-lived assets at each reporting period based on the estimated undiscounted projected cash flows of the related assets. The cash flow estimates contain management's best estimates, using appropriate and customary assumptions and projections at the time. To date, the Company does not believe that an impairment exists.

DEFERRED FINANCING COSTS

    Deferred financing costs represent the expenses incurred in obtaining the subordinated loan discussed in Note 8 and include warrants valued at $327,065. These costs are being amortized over the life of the related loan commitment.

NET LOSS PER SHARE

    Basic net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares and potential common stock outstanding

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during the period, if dilutive. Potential common stock is comprised of the incremental common shares issuable upon the exercise of stock options. Shares of common stock issuable upon the conversion of the Company's redeemable convertible preferred stock have been excluded. In accordance with SEC Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, the Company has determined that there were no nominal issuances of the Company's stock prior to the Company's initial public offering.

    Options to purchase 523,390 and 2,261,985 shares of common stock at a weighted average exercise price of $0.03 and $0.17 per share, respectively, have not been included in the computation of diluted net loss per share for the years ended December 31, 1998 and 1999, respectively, as their effects would have been antidilutive. There were no options outstanding during the year ended
December 31, 1997.

STOCK-BASED COMPENSATION

    The Company records stock-based compensation issued to employees using the intrinsic value method, and stock-based compensation issued to nonemployees using the fair value method. Stock-based compensation is recognized on options issued to employees if the option exercise price is less than the market price of the underlying stock on the date of grant.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company views its operations and manages its business as operating segments that are defined by the Company's product offerings. To date, principally all of the Company's operations have been related to its telecommunications services.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, will be effective for the Company's financial reporting beginning in the first quarter of 2001. SFAS No. 133 will require the Company to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of the derivative. The Company does not expect the adoption of SFAS No. 133 to have a material impact on the results of its operations or financial position.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION. This bulletin established guidelines for revenue recognition and is effective for periods beginning after March 15, 2000. The Company does not expect that the adoption of this guidance will have a material impact on its financial condition or results of operations.

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(3) INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS
No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by currently enacted tax rates. The Company has incurred losses during all periods presented. Accordingly, no provision for income taxes has been recorded.

    As of December 31, 1999, the Company had net operating loss carryforwards available to offset future taxable income, if any, of approximately $12,600,000. The Internal Revenue Code contains provisions that limit the use of loss and tax credit carryforwards in the event of certain changes in the ownership, as defined. These carryforwards expire through 2019 and are subject to review and possible adjustment by the Internal Revenue Service.

    The Company has recorded a full valuation allowance against its deferred asset due to the uncertainty surrounding the timing of the realization of these tax benefits, as the realization of these benefits is dependent on generating sufficient taxable income in the future.

    The components of the deferred tax asset are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                         1998         1999
Net operating loss carryforwards.....................  $ 230,088   $ 5,059,622
Depreciation.........................................        531         8,586
Accrued expenses and other...........................      8,590        96,434
Allowance for doubtful accounts......................      6,291        16,052
                                                       ---------   -----------
      Total deferred tax asset.......................    245,500     5,180,694
Valuation allowance..................................   (245,500)   (5,180,694)
                                                       ---------   -----------
      Net deferred tax asset.........................  $      --   $        --
                                                       =========   ===========

    A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                     DECEMBER 31,
                                                        --------------------------------------
                                                          1997           1998           1999
Federal statutory rate...........................        (34.0)%        (34.0)%        (34.0)%
Change in tax resulting from--
  State tax provision, net of federal benefit....         (6.0)          (6.0)          (6.0)
  Increase in valuation allowance................         40.0           40.0           40.0
                                                         -----          -----          -----
Effective tax rate...............................           --%            --%            --%
                                                         =====          =====          =====

(4) INTANGIBLE ASSETS

    During 1999, the Company acquired the performance obligations for Internet access services related to three customer lists for a total of $504,361. Under the terms of the agreements, the Company is required to pay for the customer lists in monthly installments through January 2000. At December 31, 1999, there was $145,962 still payable under these agreements, which is included in deferred payments on the accompanying balance sheet. The Company has recorded the value of these

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(4) INTANGIBLE ASSETS (CONTINUED)
customer lists as an intangible asset and is amortizing them over a 24 month period, the estimated useful life of the asset.

(5) DEFERRED PAYMENTS

    During 1998 and 1999, the Company acquired certain equipment under deferred payment arrangements. These arrangements require monthly installment payments of $13,390 through May 2000 and had $64,628 outstanding at December 31, 1999. At December 31, 1998 and 1999, the deferred payment balance was $73,856 and $210,590, respectively, including $145,962 payable in connection with the acquisition of customer lists (see Note 4).

(6) NOTES PAYABLE TO A RELATED PARTY

    At December 31, 1998, the Company had a demand note payable to a related party totaling $248,560, of which $23,800 and $224,760 were borrowed in 1997 and 1998, respectively. Interest accrued at 10% and totaled $17,297 and $16,992 during the years ended December 31, 1998 and 1999, respectively, and is included in interest expense in the accompanying statement of operations. Borrowings were secured by substantially all assets of the Company. This demand note was repaid in August 1999.

(7) CONVERTIBLE PROMISSORY NOTES

    In January 1999, the Company issued an aggregate of $710,000 of Convertible Promissory Notes (the Notes) that accrued interest at a rate of 5% per annum. The Notes were convertible at the option of the noteholder, upon the Company receiving additional financing of at least $3,000,000 on or before June 30, 1999. The conversion price of the Notes was equal to 85% of the per share price of the subsequent financing. In May and June 1999, the Company converted $615,000 of these Notes plus accrued interest into 734,316 shares of Series A redeemable convertible preferred stock. The remaining $95,000 plus accrued interest was repaid. In December 1998, the Company received an advance of $20,000 towards the purchase of the Notes. In connection with the conversion of the Notes, the Company recorded $110,150 of interest expense related to the discounted conversion rate.

(8) SUBORDINATED LOAN

    On September 24, 1999, the Company entered into an agreement with a financing company that provides for a $4,000,000 subordinated loan and a $1,000,000 equipment lease line of credit. The subordinated loan bears interest at 10% per annum and is secured by substantially all of the assets of the Company. The subordinated loan provides for borrowings in $250,000 increments over a 12-month period. The loan requires payments of interest for the first six months followed by 30 equal installments of principal and interest. As of December 31, 1999, the Company had $185,531 outstanding under the equipment lease line of credit (see Note 12).

    In connection with this financing, the Company issued warrants to the financing company for the purchase of 274,741 shares of Series B redeemable convertible preferred stock at an exercise price of $1.91 per share, subject to certain defined adjustments. The warrants expire in seven years or three years from the effective date of the Company's initial public offering, whichever is earlier. The Company has valued the warrants, using the Black-Scholes option pricing model, at $327,065 and has recorded the value of the warrants as a deferred financing cost, which is being amortized as interest

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(8) SUBORDINATED LOAN (CONTINUED)
expense over the life of the commitment. Upon completion of the Company's proposed initial public offering, the Series B warrants will convert into common stock warrants.

(9) STOCKHOLDERS' DEFICIT

COMMON STOCK

    As of December 31, 1999, the Company is authorized to issue 19,166,451 shares of common stock. During 1997, the Company issued 4,194,288 shares of common stock to the Company's founders. During 1998, the Company issued 1,039,609 shares of restricted stock to an officer of the Company at $0.03 per share through the issuance of a promissory note for $31,781. This promissory note was paid in November 1998. On March 17, 1999, the Company repurchased and returned to authorized status 779,707 shares of this restricted common stock for $23,836.

STOCK SPLITS AND DIVIDENDS

    In October 1998, the Company was reorganized as a Delaware corporation. In connection with this reorganization, the Company exchanged 10,000 shares of common stock for every share of common stock outstanding. In March 1999, the Company issued a stock dividend of 0.79 share for every one share of common stock that was issued and outstanding at that date. Additionally, in July 1999, the Company effected a stock split of 2 shares for every one share of the Company's outstanding common stock. The above transactions have been reflected retroactively for all periods presented in the accompanying financial statements.

(10) REDEEMABLE CONVERTIBLE PREFERRED STOCK

    During March 1999 through June 1999, the Company issued 2,830,726 shares of Series A redeemable convertible preferred stock (Series A Preferred Stock), $0.01 par value per share, resulting in gross proceeds of approximately $2,096,000 and the conversion of $615,000 of notes payable (see Note 7). During July 1999 through September 1999, the Company sold 6,332,125 shares of Series B redeemable convertible preferred stock (Series B Preferred Stock), $0.01 par value per share, resulting in gross proceeds to the Company of approximately $12,100,000.

    In February and March 2000, the Company sold 6,411,004 shares of Series C redeemable convertible preferred stock (Series C Preferred Stock), $0.01 par value per share, resulting in gross proceeds to the Company of approximately $75,000,000 and offering costs of approximately $3,750,000. In connection with this financing, the Company granted a warrant to the placement agent for the purchase of 64,110 shares of Series C Preferred Stock at an exercise price of $11.70 per share. The Company has valued this warrant, using the Black-Scholes option pricing model, at approximately $319,000 and will record this value as an issuance cost and reflect it as a warrant outstanding. Upon completion of the Company's proposed initial public offering, the Series C warrant will convert into a common stock warrant.

    The rights and preferences of the Series A, B and C Preferred Stock are as follows:

VOTING

    Each share of Series A, B and C Preferred Stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted.

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(10) REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
CONVERSION

    Each share of Series A, B and C Preferred Stock is convertible at the option of the stockholder into two, one and one shares, respectively, of common stock, subject to certain antidilutive adjustments. Conversion is automatic upon the closing of a public offering of the Company's common stock at a price per share of not less than $2.50 per share for Series A Preferred Stock (adjusted for any stock dividend or stock splits) and aggregate gross proceeds of not less than $15,000,000. Series B and C Preferred Stock will be automatically converted upon
(i) the closing of a public offering of the common stock with gross proceeds of at least $20,000,000 and a minimum pre-money valuation of $100,000,000 with respect to Series B Preferred Stock and $437,500,000 with respect to Series C Preferred Stock or (ii) the election of the holders of 60% of the then outstanding shares of Series B and C Preferred Stock.

LIQUIDATION

    In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A, B and C Preferred Stock are entitled to $1.00, $1.91 and $11.70 per share, respectively, plus all accrued but unpaid dividends. In addition, after payment of the liquidation preference described in the preceding sentence, the Series A Preferred Stock is entitled to participate on an as-converted basis with the common stock in the remaining assets of the Company, provided that in no event shall a holder of Series A Preferred Stock be entitled to receive more than three times the liquidation preference for each share of Series A Preferred Stock.

DIVIDEND

    The Series A, B and C Preferred Stock each earn cumulative dividends of 8% annually. Dividends are payable in the event of a redemption of the shares, a liquidation of the Company, as defined, or at the discretion of the Board of Directors. Additionally, the preferred stockholders are entitled to receive dividends at the same rate as paid to the common stockholders.

REDEMPTION

    The holders of at least a majority of the Series A, B and C Preferred Stock, voting as a single class, can demand that the Company redeem its shares for the original purchase price plus any accrued and unpaid dividends thereon. Redemption may be demanded by the holders of the Preferred Stock at any time after July 31, 2004 and will be paid in three equal annual installments.

(11) STOCK OPTION PLAN

    In December 1998, the Company established the 1998 Stock Option and Incentive Plan (the 1998 Plan), which provides for the grant of incentive stock options and nonqualified stock options to purchase up to 6,819,698 shares of the Company's common stock. The Board of Directors has the authority to select the employees and nonemployees to whom options are granted and determine the terms of each option, including (i) the number of shares of common stock subject to the option, (ii) the date on which the option becomes exercisable and (iii) the option exercise price. Options granted under the 1998 Plan generally vest over four years.

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

                               DECEMBER 31, 1999

(11) STOCK OPTION PLAN (CONTINUED)

    The following is a summary of the stock option activity for the years ended December 31, 1998 and 1999:

                                                                                           WEIGHTED
                                                           NUMBER OF   EXERCISE PRICE      AVERAGE
                                                            SHARES       PER SHARE      EXERCISE PRICE
Granted in 1998..........................................    523,390    $      0.03         $ 0.03
                                                           ---------    -----------         ------
  Outstanding, December 31, 1998.........................    523,390           0.03           0.03
Granted..................................................  2,490,625      0.03-0.20           0.16
Exercised................................................    (28,612)         (0.03)         (0.03)
Terminated...............................................   (723,418)    (0.03-0.20)         (0.04)
                                                           ---------    -----------         ------
  Outstanding, December 31, 1999.........................  2,261,985    $ 0.03-0.20         $ 0.17
                                                           =========    ===========         ======
  Exercisable, December 31, 1999.........................     94,162    $ 0.03-0.20         $ 0.17
                                                           =========    ===========         ======
  Exercisable, December 31, 1998.........................      5,111    $      0.03         $ 0.03
                                                           =========    ===========         ======

    Information regarding options outstanding as of December 31, 1999 is as follows:

                                     OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                             -----------------------------------   --------------------
                                           WEIGHTED
                                           AVERAGE      WEIGHTED               WEIGHTED
                                          REMAINING     AVERAGE                AVERAGE
                             NUMBER OF   CONTRACTUAL    EXERCISE   NUMBER OF   EXERCISE
EXERCISE PRICE                SHARES     LIFE (YEARS)    PRICE      SHARES      PRICE
$0.03-0.05.................    373,124       9.4         $0.05      16,347      $0.03
$0.19-0.20.................  1,888,861       9.8          0.20      77,815       0.20
                             ---------                              ------
                             2,261,985                              94,162
                             =========                              ======

    As of December 31, 1999, options to purchase 4,529,101 shares of common stock are available for future grant under the 1998 Plan.

    In connection with certain stock option grants to employees during the year ended December 31, 1999, the Company recorded deferred stock-based compensation of $11,263,533, which represents the aggregate difference between the exercise price of the option grants and the fair market value of the common stock as determined for accounting purposes. In addition, in connection with certain stock option grants to consultants during the year ended December 31, 1999, the Company recorded deferred stock-based compensation of $2,331,660, which represents the value of such options as calculated using the Black-Scholes option pricing model. The deferred stock-based compensation will be recognized as an expense over the vesting period of the underlying stock options. The Company recorded stock-based compensation expense of $1,324,463 in the year ended December 31, 1999 related to these options.

    In February and March 2000, the Company granted 81,800 common stock options at a weighted average exercise price of $6.97 per share. As a result, the Company will record additional deferred stock-based compensation of approximately $680,235 related to these options.

    The Company has computed the pro forma disclosures required under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for employee stock options granted during 1998 and 1999 using the

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(11) STOCK OPTION PLAN (CONTINUED)
Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and related information are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                     1998             1999
Risk free interest rates....................................     5.72%--6.38%         4.65%
Expected dividend yield.....................................          --               --
Volatility factor...........................................          --               --
Expected life...............................................        7 years          7 years
Weighted average fair value of options granted..............         $0.06            $0.01
Weighted average remaining contractual life of outstanding
  options...................................................       9.7 years        9.2 years

    The total charge to operations under SFAS No. 123 for options vesting during the years ended December 31, 1998 and 1999 and would have been approximately $215 and $5,728, respectively. The effect of applying SFAS No. 123 would have been as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                        1998          1999
Net loss--
  As reported.......................................  $(584,281)  $(12,954,296)
  Pro forma.........................................   (584,496)   (12,960,024)

Basic and diluted net loss per common share--
  As reported.......................................      (0.14)         (3.03)
  Pro forma.........................................      (0.14)         (3.03)

    Because additional option grants are expected to be made in future periods, the above pro forma disclosures may not be representative of pro forma effects on results for future periods.

(12) COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company has operating lease agreements for its facilities and certain equipment, which expire at various dates through 2003. The Company has a capital lease obligation for computer and office

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED) equipment which expires in 2003 and has an interest rate of 10% per annum. The future minimum lease payments under these leases at December 31, 1999 are as follows:

                                                          OPERATING   CAPITAL
                                                           LEASES      LEASE
2000....................................................  $212,000    $ 42,252
2001....................................................    38,000      77,658
2002....................................................    31,000      77,658
2003....................................................     4,000      25,885
                                                          --------    --------
  Total future minimum payments.........................  $285,000     223,453
                                                          ========
Less--Amount representing interest......................                37,922
                                                                      --------
  Present value of minimum lease payment................               185,531
Less--Current portion...................................                24,512
                                                                      --------
  Long-term portion of capital lease obligations........              $161,019
                                                                      ========

    Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $3,000, $28,000 and $152,000, respectively.

    LITIGATION

    From time to time the Company has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business. The Company is not currently a party to any material legal proceeding.

(13) ACCRUED EXPENSES

    Accrued expenses in the accompanying balance sheets consist of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
Professional fees.....................................  $  7,500   $  129,336
Payroll and related costs.............................   129,356      254,766
Other.................................................    24,711      769,373
                                                        --------   ----------
                                                        $161,567   $1,153,475
                                                        ========   ==========

                              ESSENTIAL.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1999

(14) VALUATION AND QUALIFYING ACCOUNTS

    ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                   BALANCE AT     ADDITION
                                                  BEGINNING OF   CHARGED TO                 BALANCE AT
                                                     PERIOD       EXPENSE     DEDUCTIONS   END OF PERIOD
Year ended December 31, 1997....................     $    --       $    --     $     --       $    --
                                                     =======       =======     ========       =======
Year ended December 31, 1998....................     $    --       $26,206     $     --       $26,206
                                                     =======       =======     ========       =======
Year ended December 31, 1999....................     $26,206       $37,652     $(23,996)      $39,862
                                                     =======       =======     ========       =======

(15) RELATED PARTY TRANSACTIONS

    As part of the Series A redeemable convertible preferred stock financing in May and June, 1999, an attorney at the Company's legal counsel purchased 29,863 shares of Series A redeemable convertible preferred stock.

    As part of the Series C redeemable convertible preferred stock financing in February and March, 2000 attorneys at the Company's legal counsel purchased a total of 17,096 shares of Series C redeemable convertible preferred stock.

(16) SUBSEQUENT EVENTS

    In April 2000, effective upon completion of the initial public offering of the Company's common stock and subject to stockholder approval, the Company approved an Employee Stock Purchase Plan. The plan is designed to allow employees to purchase shares of common stock, at biannual intervals, through periodic payroll deductions. A total of 250,000 shares of common stock is available for issuance under the plan. The board may at any time amend, modify or terminate the plan. The plan will terminate no later than April 6, 2010.

    In April 2000, effective upon completion of the initial public offering of the Company's common stock and subject to stockholder approval, the Company approved a Non-Employee Director Stock Option Plan. A total of 250,000 shares of common stock is available for issuance under the plan. The board may at any time amend, modify or terminate the plan. The plan will terminate no later than April 6, 2010.

    In April 2000, effective upon completion of the initial public offering of the Company's common stock and subject to stockholder approval, the number of shares of common stock available for issuance under the Amended and Restated 1998 Stock Option and Incentive Plan was increased by 480,302 shares of common stock.

    In April 2000, the Company's Board of Directors approved an amendment of the Company's certificate of incorporation subject to stockholder approval, to be filed upon completion of the Company's initial public offering, to provide for an authorized capital stock of 400,000,000 shares, consisting of 395,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

                              ESSENTIAL.COM, INC.
                       "MEET THE MANAGEMENT" PRESENTATION

    Prospective investors will be able to log on to a web site maintained by E*OFFERING Corp. at www.eoffering.com, where a prospectus is available for review. Within designated sections of the prospectus, including the table of contents of the prospectus, an embedded hyperlink will provide access to the "Meet the Management" Presentation. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

    Visual 1:  Disclaimer

    Imagery:  Border and Company logo.

    Visual Text: The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

    Script: (Akhil Garland) The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

    Visual 2:  Introduction

    Script: (Akhil Garland) Welcome to the "Meet the Management" Presentation for essential.com. I'm Akhil Garland, Chairman, President and Chief Executive Officer. I would like to introduce you to Basil Pallone, our Director of Finance and Controller. We would like to talk to you about essential.com, a leading online communications and energy marketplace offering a broad range of branded essential services to residential and small business customers.

    Visual 3:  Industry Background

    Imagery: Border and Company logo. Two boxes positioned on the left half of the page have arrows pointing from left to right towards an essential.com logo.

    Visual Text: Title: Industry Background. Box at top left hand of the page has caption: "The growth of the Internet and electronic commerce," Box at lower left hand of the page has caption: "Extensive deregulation and restructuring of communications and energy markets".

    Script: (Akhil Garland) (see "Business--Industry Overview"). The Internet has emerged as a significant global medium for communications, information and commerce. IDC estimates that there were over 68 million U.S. Internet users at the end of 1998 and projects the number of users to grow to over 197 million by 2003. The emergence of the Internet has coincided with a period of extensive deregulation and restructuring of the large telecommunications and energy markets by state and federal lawmakers. Deregulation of the telecommunications and energy markets is intended to promote competition by opening these markets to new entrants and ultimately to promote consumer choice. As a result of this restructuring and increasing competition, service providers are increasingly seeking new marketing methods, channels of distribution and other means of acquiring customers in order to maximize the utilization of their infrastructure and increase revenues. We believe that these industry characteristics provide a significant opportunity for an online communications and energy marketplace.

    Visual 4:  essential.com Solution

    Imagery: Border and Company logo. essential.com logo in center of page with two boxes connecting below with the headings "Benefits to our Customers" and "Benefits to Our Service Providers".

    Visual Text: Title: essential.com Solution. (Under "Benefits to Our Customers" list as bullets: "Convenience" "Choice" "Simplicity" and "Value". Under "Benefits to our Service Providers" list as bullets: "Increased revenues and capacity utilization" "Increase brand awareness" "Reduced general and administrative costs" and "Enhanced Internet strategy")

    Script: (Akhil Garland) (see "Business--The essential.com Solution") Our online communications and energy marketplace provides our customers with convenience, choice, simplicity and value in selecting, managing and paying for essential services. Our customers can choose, manage and pay for a selection of essential services at a single web site. This reduces the time and effort currently required to purchase such services through existing channels. We provide access to essential service offerings and billing information 24 hours a day, seven days a week from anywhere that a customer has Internet access. We are able to provide our customers with one consolidated online bill for the essential services we sell to them. Customers may pay their bills electronically by either credit card or bank account debit.

    In addition, we provide online, automated web-based self-service capabilities. These allow customers to choose and change services, features and options based on self-directed research. For example, a customer can switch to a different long distance service provider or order 3-way calling online.

    We intend to offer a choice of multiple service providers representing a mix of price and service plans within each service offering. We plan to select quality service providers offering branded services. We intend to offer up to four brands within each essential service category at our online marketplace. We also have the ability to e-mail customers to notify them that the new service offerings are available. We believe that providing a greater number of offerings within each essential service category would create confusion for our customers. We also offer comparative data on additional service offerings not available at our marketplace to assist our customers in evaluating and selecting their services. Customers have the option of choosing individual services or bundling identified service offerings and have the ongoing ability to change these choices online.

    We simplify the process of selecting essential services. Customers can enter either their telephone numbers or zip codes and review all our service offerings currently available for their geographic location. Detailed information, such as monthly fees, surcharges, service fees and rates, is compared for each available service plan at our web site. By using Comparilator, our proprietary comparison tool, customers can easily evaluate different service plans by sorting by rates or monthly fees.

    We generally enter into contracts to buy essential services at wholesale prices from leading service providers and resell these services at retail prices online to our customers. By aggregating customer demand, we believe that our model allows us to negotiate favorable pricing for most of our services and to pass on a portion of these savings to our customers. Our proprietary tools allow customers to make comparisons during the selection process and analyze and optimize their service plan selections on an on-going basis.

    In addition, our marketplace enables suppliers of essential services to increase revenues and brand awareness and to enhance their online strategies while reducing costs associated with acquiring, servicing and billing individual customers. Deregulation is creating a more competitive market for service providers in which they are increasingly seeking to maximize system utilization while reducing costs. We offer service providers a distribution channel that enables them to increase revenues without incurring direct customer acquisition costs. This results in greater utilization by service providers of existing capacity.

    Service providers are seeking to differentiate themselves in increasingly competitive markets through branding. This is particularly true for service providers that are new entrants in their markets or participants in deregulating markets. Visitors to our web site, as well as our customers, are exposed to brands of the service providers we select. In addition, our marketing and advertising refer to branded service offerings, benefiting our service providers at no cost to them.

    We enable service providers to reduce their operating costs. We provide comprehensive support services to our customers, including customer service, support and billing at no cost to our service providers. We also assume the responsibility for collections and the related credit risks.

    By providing services through our online marketplace, service providers gain an immediate e-commerce capability, expand an existing capability or gain an Internet presence with a low up-front investment. In addition, our service providers receive market data regarding online customers' selection of their service offerings and plans.

    Visual 5:  essential.com Strategy

    Imagery: Border and Company logo. Circles filled with text heading will be connected to the logo as spokes.

    Visual Text: Title: essential.com Strategy. Inside circled spokes: "Expand Geographic Coverage and Service Offerings" "Establish a National Brand" "Establish Partnerships and Strategic Alliances" "Generate Multiple and Recurring Revenue Streams" "Promote Long-Term Customer Relationships" "Continue Investment in Technology" and "Focus on Residential and Small Business Markets."

    Script: (Akhil Garland) (see "Business--Strategy"): We intend to be the first online provider of a comprehensive suite of essential services that are available nationally. Our strategy is to offer a selection of services with a national reach and supplement these on a regional basis. We have agreements in place with national service providers that permit us to resell long distance service and Internet access in the 48 continental states. We supplement these national service offerings with regional offerings, such as local telephone service, home heating products and electricity in selected markets. We are adding new service providers to increase our geographic coverage and expanding the service offerings at our online market to include services, such as natural gas, wireless telecommunications and satellite television.

    We intend to expand our marketing campaign to increase awareness of our online communications and energy marketplace and drive traffic to our web site. We intend to use online marketing, direct mail and selective national and regional advertising to build strong brand awareness.

    We have developed a successful web-based affiliate program and intend to continue to expand this program to include additional web sites. We also intend to establish strategic relationships with credit card and financial services companies, as well as high-traffic web portals and merchants. We expect that these relationships will provide us with significant marketing and customer acquisition opportunities. In addition to our marketing programs, we intend to continue to enter into strategic alliances with established service providers.

    We intend to focus on offering essential services that generate recurring monthly revenue streams. Essential services, such as telecommunications and energy, are non-discretionary purchases that are not dependent on repeat purchase decisions. These services generate monthly, fixed and usage-based revenues. Customers typically use these services every day and we believe that their use is less likely to be affected by negative changes in economic conditions. Our multiple monthly customer contacts through bill notification, payment and marketing e-mails allow us to notify customers of, and cross-sell, new service offerings.

    Our goal is to establish and maintain long-term relationships with our customers by becoming their primary source of essential services. We believe this approach will enable us to enjoy the benefits of the recurring revenue associated with the sale of essential services and to cross-sell additional services to our customers. We intend to maximize customer retention by: providing a choice of service providers in each product category so customers can choose to change service providers but remain our customers; providing a quality customer service experience; emphasizing the convenience of consolidating several essential services on one bill, paid electronically; and continuing to implement our Teleguard program, which enables consumers to be removed, free of charge, from over 1,000 telemarketing lists that are used extensively by service providers.

    Our technology is a central component of our business operations. We intend to continue to invest in technology to achieve seamless interfaces among us, our customers and our suppliers. We also intend to invest in facilities that will increase our capacity to support our growing business and maintain high standards of reliability. We expect that development of new systems and automation of our processes will further enhance our ability to provision our customers and provide an efficient communications channel to them.

    We intend to continue to focus on the residential and small business markets where provisioning and billing of services are standardized, scalable and can take advantage of the capabilities of the Internet. Larger commercial and industrial organizations have higher installation, maintenance and service requirements that are less scalable and require more extensive selling efforts and a higher level of customer service and support. We can communicate quickly and inexpensively by e-mail with our customers, which facilitates cross-selling other essential services. We focus on specific sub-groups of our target customers that we believe are particularly attractive, such as customers who are relocating residences, businesses or offices.

    Visual 6:  Service Offerings

    Script: (Akhil Garland) (see "Business--Service Offerings"): Our service offering strategy is to optimize the number of brands offered at our online marketplace by balancing our customers' desire for convenience, choice, simplicity and value with the advantages we offer service providers. Our service offerings include choices ranging from economy selections to higher-priced, valued-added services. We currently intend to select up to four brands within each service category to offer at our online marketplace. We believe that too many offerings create confusion for our customers.

    Generally our existing agreements with service providers do not require us to purchase a minimum amount of service. In certain cases, due to greater regulatory licensing or compliance requirements or preferences of the service providers, we do not purchase the services at wholesale prices and resell them but instead act as an agent for the service provider. In entering into these agreements we seek to obtain rights to use the brand names and logos of service providers in order to help us promote the providers' branded offerings at our online marketplace.

    Visual 7:  Competition

    Imagery: Border and Company logo. Three arrows on the left are pointing towards the right.

    Visual Text: Title: "Competition" Subheading reads: "Online and offline competition we face includes": Adjacent to the arrows is the text: "Service Providers" "Agents who act on behalf of service providers" and "Internet-based providers."

    Script: (Akhil Garland) (see "Business--Competition"): The market for an online communications and energy marketplace is new and rapidly evolving. We presently face online and offline competition from a number of companies, including: service providers, including providers whose services we offer, such as MCI WorldCom, Qwest, Bell Atlantic and AllEnergy, and providers whose services we are not currently offering, such as AT&T and Sprint; agents who act on behalf of service providers in acquiring customers; and resellers of telecommunications and energy services.

    We believe that the success of companies seeking to create an online marketplace for selling communications, energy and other essential services will depend on the following factors: participation in the online marketplace by a significant number of customers; quality and reliability of service offerings; price and value of service offerings; customer service; breadth and depth of service offerings; and ease of use and convenience of the marketplace.

    And with that, I will turn it over to Basil Pallone for an overview of our financial results. Basil. ..

    Visual 8:  Financial Summary

    Imagery:  (See "Selected Financial Data") Statement of Operations.

    Visual Text:  Title: "Financial Summary."

    Script: (Basil Pallone) (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and see "Risk Factors--Risks Related to Our Operations"): We were incorporated in
October 1995. However, we did not commence any operations until 1996. From 1996 to June 1999, we were in a development stage offering limited telephone service to customers in Massachusetts, while we focused on developing our business plan and our systems and raising capital. In April 1998, we began providing, on a test market basis, local and long distance telephone service to customers in Massachusetts. In June 1999, we launched our web site and have since expanded our service offerings and our geographic presence. As of December 31, 1999, we offered multiple long distance services and Internet access to customers in the 47 continental states and the District of Columbia. We also offered electricity and home heating products in Massachusetts.

    We generally buy essential services at wholesale prices from our service providers, aggregate them online and resell them to our customers at retail prices. We enter into both reseller and agency agreements with our service providers. In a reseller agreement, we have the ability to determine pricing of the services, we retain credit risk with the customer and we generally provide the first line of customer service support. Revenue from our reseller agreements is recognized based upon the amount of services provided to our customers with the corresponding cost of services recorded as an expense. In an agency relationship, we generally receive a fee from the service provider for referring a customer to the service provider. Revenue from our agency relationships consists of the net fees received from the service provider. Through
December 31, 1999, substantially all of our revenue has been generated through our reseller relationships. Revenue is recognized as the services are delivered.

    Revenue increased 271% to $527,000 in 1999 from $142,000 in 1998 and increased 216% in 1998 from $45,000 in 1997. We began selling local and long distance telephone services to a test market In Massachusetts during April 1998. In June 1999 we launched our web site, expanded our service offerings and commenced our marketing efforts. Approximately 69% of 1999 revenue was recorded in the fourth quarter. Substantially all revenue in 1999 was generated from our telecommunication services, including Internet access. Our revenue in 1998 was from the sale of telephone services from April 1998 through December 1998. Revenue in 1997 was derived from the one-time sale of a voice mail system to a single customer. At December 31, 1999 we had approximately 10,500 customers, as compared to approximately 200 in 1998.

    Cost of services sold was $421,000 in 1999 and $162,000 in 1998. We began selling services in 1998. Accordingly, no cost of services sold was recorded in periods prior to 1998. The cost of services sold exceeded revenue in 1998 and during the first three quarters of 1999 due to two factors. First, we incur certain minimum costs with our suppliers regardless of the number of customers we are servicing. Second, until the third quarter of 1999, we experienced difficulties with our provisioning and billing systems that resulted in some customers receiving services without being billed for them. The increase in cost of services sold from 1998 to 1999 was a result of the increase in the customer base during the third and fourth quarter of 1999 and the addition of services to our product offering.

    Cost of customer acquisition was $1.6 million in 1999 and $4,000 in 1998. The cost of customer acquisition in 1999 over 1998 was due to the launch of our customer acquisition program which included payment of monetary incentives to new customers.

    Selling and marketing expenses were $4.2 million in 1999, $133,000 in 1998 and $20,000 in 1997. The increase in expenses related to added marketing personnel and an increase in advertising and promotional expenses. In September 1999, we acquired the performance obligations for two groups of Internet access customers from a non-affiliated Internet service provider. We acquired these customers for $504,000 and are amortizing the acquisition cost over a 24-month period which represents the useful life of the asset for accounting purposes.

    Technology development expenses were $2.3 million in 1999 and $71,000 in 1998. We did not incur any technology development expenses in 1997. The increase in technology development expenses was due to staffing additions and investments in new and enhanced systems.

    General and administrative expenses were $3.6 million in 1999, $338,000 in 1998 and $64,000 in 1997. The increase in 1999 was due primarily to costs associated with the commencement of commercial operations, the expansion of our service offerings and the addition of a customer service organization. The increase in general and administrative expenses in 1998 compared to 1997 was due to additional staff and related expenses associated with commencement of testing operations.

    Stock-based compensation expense was $1.3 million in 1999. Unearned compensation on the unvested options is deferred and included as a component of stockholders' equity.

    In 1999, interest and other income was $212,000. In 1999, we invested the proceeds from issuance of shares of our Series A and B redeemable convertible preferred stock in short-term liquid investments until such time as the proceeds were required for corporate purposes.

    Interest expense increased to $253,000 in 1999 from $17,000 in 1998 and $2,000 in 1997. In 1999, we recorded $110,000 of interest expense as a result of the conversion of $615,000 of our convertible promissory notes into shares of our Series A redeemable convertible preferred stock at a discount to the price per share paid by institutional investors. In 1999, we granted warrants to our lender to purchase 274,741 shares of our Series B redeemable convertible preferred stock at an exercise price of $1.91 per share. We have valued these warrants at $327,000 using the Black-Scholes option pricing model and have recorded the value of the warrants as a component of deferred financing costs. These costs are being amortized as interest expense over the life of the loan commitment. During 1999, there was $94,000 of amortization of the deferred financing costs included in interest expense. The remaining interest expense in 1999 related to interest expense related to a capital lease.

    No provision for income taxes was recorded in 1999, 1998 or 1997 due to the net losses incurred during these periods. As of December 31, 1999, we had $12.6 million of state and federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2019, to the extent that they are not used. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods since inception due to the uncertainty of realizing the benefit of these losses. Use of the net operating loss carryforwards may be limited in future years if there is a significant change in our ownership.

    We incurred substantial net losses and negative cash flows from operations in 1998 and 1999. For the year ended December 31, 1999, our net loss applicable to common stockholders was $13.5 million. As of December 31, 1999, our accumulated deficit was $14.2 million. We cannot be certain when we will become profitable, if at all.

    Akhil...

    Visual 9:  End of Presentation

    Script: (Akhil Garland): We hope that this presentation was helpful in understanding the business model of essential.com and the strategy that our management team intends to execute. We encourage you to refer back to the prospectus for additional support and disclosure as well as to take a look at the "Risk Factors" in detail. Again, thank you for your interest in essential.com.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           , 2000

                                     [LOGO]

                                   SHARES OF COMMON STOCK

                             ---------------------
                              P R O S P E C T U S
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                              MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                                   E*OFFERING

------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or that the affairs of essential.com have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until            , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting fees. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $   22,770
NASD filing fee.............................................       9,125
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses, including legal fees............      10,000
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     525,000
Accounting fees and expenses................................     250,000
Transfer agent and registrar fees and expenses..............       6,500
Miscellaneous...............................................      81,605
                                                              ----------
  Total.....................................................  $1,250,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and our charter provide for indemnification of directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our corporate charter filed as
Exhibit 3.01 to this registration statement.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.01 to this registration statement.

    We currently have insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnity our directors and officers.

    The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    STOCK SPLITS

    On November 4, 1998, in connection with the migratory merger of our predecessor Massachusetts corporation, Wholesale Telecom & Electric Corporation, with and into our current Delaware corporation, each one share of common stock of the predecessor Massachusetts corporation was exchanged for ten thousand shares of our current Delaware corporation.

    On March 26, 1999, we effected a 1.79-for-one stock split of our common stock in the form of a dividend of 0.79 shares of common stock for each share of our common stock outstanding and held of record by a stockholder on March 26, 1999. In connection with such stock split, we issued to our stockholders of record as of March 26, 1999 an aggregate of 984,595 shares of common stock.

    On July 30, 1999, we effected a two-for-one stock split of our common stock in the form of a dividend of one share of common stock for each share of our common stock outstanding and held of record by a stockholder on July 30, 1999. In connection with such stock split, we issued to our stockholders of record as of July 30, 1999 an aggregate of 2,241,401 shares of common stock.

    CERTAIN SALES OF SECURITIES

    Set forth in chronological order is information regarding shares of common stock issued and options granted by the registrant since March 15, 1997. Further included is the consideration, if any, we received for such shares, warrants and options and information relating to the section of the Securities Act, or rules of the SEC, under which exemption from registration was claimed.

    The securities issued in the foregoing transactions were either (1) offered and sold in reliance upon exemptions from Securities Act registration set forth in Section 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(2) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration either under
Section 4(2) of the Securities Act or under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

    (a) Issuances of Capital Stock

    On June 5, 1997, our predecessor, a Massachusetts corporation, issued and sold 1,828,278 shares of our common stock to each of the Garland Family Trust f/b/o Jason N. Garland and the Garland Family Trust f/b/o Amy E. Garland in exchange for services previously provided to us by Mr. Garland.

    On October 1, 1998, our predecessor, a Massachusetts corporation, issued and sold 1,039,609 shares of our common stock to Ilene H. Lang in exchange for an aggregate purchase price of $31,781.

    On November 3, 1998, the registrant effected a migratory merger in which its predecessor, Wholesale Telecom & Electric Corporation, a Massachusetts corporation, merged with and into essential.com, inc., a Delaware corporation, which was then known as etility.com, inc. In connection with this migratory merger, on October 30, 1998, the registrant issued and sold 100 shares of common stock to its predecessor for an aggregate purchase price of $100.00. The registrant canceled such 100 shares on November 4, 1998. Also in connection with such migratory merger, the registrant re-issued 5,233,896 shares of common stock in exchange for all of the outstanding shares of stock of the registrant's predecessor.

    In January 1999, we issued and sold an aggregate of $710,000 of promissory notes convertible upon the satisfaction of certain conditions into capital stock of the registrant.

    On March 26, 1999, we repurchased from Ms. Lang an aggregate of 779,707 shares of our common stock for a purchase price of $23,836.

    On March 29, 1999, we issued and sold 500,000 shares of our Series A preferred stock to EnerTech Capital Partners, L.P. in a private financing for an aggregate purchase price of $500,000.

    On April 16, 1999, we issued and sold an aggregate of 1,500,000 shares of our Series A preferred stock to EnerTech Capital Partners, L.P., Bessec Ventures IV L.P. and Bessemer Venture Partners IV L.P. in a private financing for an aggregate purchase price of $1,500,000.

    In May and June 1999, an aggregate of $615,000 of the $710,000 principal amount of convertible promissory notes previously sold by us in January 1999 were converted at the election of the holders thereof into shares of our Series A preferred stock at a conversion price of $0.85 per share in exchange for the principal and accrued interest on the notes at the time of surrender such that we issued 734,316 shares of our Series A preferred stock to these former noteholders. Concurrently, we sold an aggregate of 96,410 shares of our Series A preferred stock to EnerTech Capital Partners, L.P., Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. for an aggregate purchase price of $96,410.

    On July 30, 1999, we issued and sold to Brand Equity Ventures I, L.P., EnerTech Capital Partners, L.P., Bessemer Venture Capital Partners IV L.P., Bessemer Venture Partners IV L.P., Gas Research Institute, and Zafa II, LLC an aggregate of 4,762,177 shares of our Series B convertible preferred stock in a private financing for an aggregate purchase price of $9,100,001.

    On August 25, 1999, we issued and sold to EnerTech Capital Partners, L.P. 1,308,290 shares of our Series B convertible preferred stock in a private financing for a purchase price of $2,500,000.

    On September 24, 1999, we issued and sold to Comdisco, Inc. 261,658 shares of our Series B convertible preferred stock in a private financing for a purchase price of $500,000. Concurrent with this purchase we entered into a subordinated loan and security agreement with Comdisco, Inc. and issued to Comdisco, Inc. warrants to purchase up to an aggregate of 274,741 shares of our Series B convertible preferred stock.

    On February 8, February 18, and March 7, 2000, we issued and sold to venture capital funds and other accredited investors an aggregate of 6,411,004 shares of our Series C convertible preferred stock in a private financing for a purchase price of $74,999,772. In connection with these sales and the services performed by Donaldson, Lufkin & Jenrette Securities Corporation as placement agent, we issued to Donaldson, Lufkin & Jenrette Securities Corporation warrants to purchase an aggregate of 64,110 shares of our Series C convertible preferred shares.

    (b) Certain Grants and Exercises of Stock Options.

    On December 4, 1998, we issued to employees options to purchase an aggregate of 523,390 shares of common stock at an exercise price of $0.03 per share. As of March 15, 2000, options to purchase 65,424 were outstanding, 20,440 of which were exercisable as of such date.

    On February 10, 1999, we issued to an employee an option to purchase an aggregate of 32,264 shares of common stock at an exercise price of $0.03 per share. As of March 15, 2000, this option was not outstanding.

    In April 1999, options to purchase an aggregate of 28,612 shares of our common stock were exercised at a price of $0.03 per share for an aggregate purchase price of $878.

    On May 19, 1999, we issued to employees options to purchase an aggregate of 338,500 shares of common stock at an exercise price of $0.05 per share. As of March 15, 2000, options to purchase 77,700 were outstanding, none of which was exercisable as of such date.

    On June 28, 1999, we issued to employees and consultants options to purchase an aggregate of 221,000 shares of common stock at an exercise price of $0.05 per share. As of March 15, 2000, options to purchase 210,000 were outstanding, none of which was exercisable as of such date.

    On July 29, 1999, we issued to employees options to purchase an aggregate of 61,400 shares of common stock at an exercise price of $0.19 per share. As of March 15, 2000, options to purchase 52,400 were outstanding, none of which was exercisable as of such date.

    On August 26, 1999, we issued to employees options to purchase an aggregate of 28,000 shares of common stock at an exercise price of $0.20 per share. As of March 15, 2000, options to purchase 28,000 were outstanding, none of which was exercisable as of such date.

    On September 7, 1999, we issued to consultants options to purchase an aggregate of 177,511 shares of common stock at an exercise price of $0.20 per share. As of March 15, 2000, options to purchase 177,511 were outstanding, 83,754 of which were exercisable as of such date.

    On October 5, 1999, we issued to employees options to purchase an aggregate of 664,500 shares of common stock at an exercise price of $0.20 per share. As of March 15, 2000, options to purchase 663,500 were outstanding, 71,874 of which were exercisable as of such date.

    On November 4, 1999, we issued to employees options to purchase an aggregate of 652,000 shares of common stock at an exercise price of $0.20 per share. As of March 15, 2000, options to purchase 652,000 were outstanding, 11,937 of which were exercisable as of such date.

    On December 16, 1999, we issued to employees and non-employee directors options to purchase an aggregate of 315,450 shares of common stock at an exercise price of $0.20 per share. As of March 15, 2000, options to purchase 315,450 were outstanding, 15,714 of which were exercisable as of such date.

    On February 1, 2000, we issued to employees options to purchase an aggregate of 40,000 shares of common stock at an exercise price of $6.50 per share. As of March 15, 2000, options to purchase 40,000 were outstanding, none of which was exercisable as of such date.

    On March 7, 2000, we issued to employees options to purchase an aggregate of 41,800 shares of common stock at an exercise price of $7.50 per share. As of March 15, 2000, options to purchase 41,800 were outstanding, none of which was exercisable as of such date.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS:

EXHIBIT NO.             EXHIBIT
         1.01*          Form of Underwriting Agreement

         3.01 Third Amended and Restated Certificate of Incorporation of the registrant

         3.02           Form of Fourth Amended and Restated Certificate of
                        Incorporation of the registrant

         3.03           Form of Fifth Amended and Restated Certificate of
                        Incorporation of the registrant

         3.04           Second Amended and Restated By-laws of the registrant

         3.05           Form of Third Amended and Restated By-laws of the registrant

         4.01           Second Amended and Restated Investor Rights Agreement, dated as of February 8, 2000, by and among the registrant and the other parties set forth on the signature pages thereto

         4.02*          Specimen certificate representing the Common Stock

         5.01*          Opinion of Testa, Hurwitz & Thibeault, LLP

        10.01           Amended and Restated 1998 Stock Option and Incentive Plan

        10.02           Form of 2000 Employee Stock Purchase Plan

        10.03           Form of 2000 Non-Employee Director Stock Option Plan

        10.04           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Washington, D.C., Inc.

        10.05           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Maryland, Inc.

        10.06           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Delaware, Inc.

EXHIBIT NO.             EXHIBIT
        10.07           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Pennsylvania, Inc.

        10.08           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--New Jersey, Inc.

        10.09           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Virginia, Inc.

        10.10 Resale agreement, dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--Rhode Island

        10.11           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--West Virginia, Inc.

        10.12           Resale agreement dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph
                        Company d/b/a Bell Atlantic--Vermont

        10.13 Resale agreement, dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--New Hampshire

        10.14 Resale agreement, dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--Maine

        10.15 Resale agreement, dated as of February 23, 1998, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--Massachusetts

        10.16           Amendment, dated as of June 1999, by and between the
                        registrant and the other parties set forth on the signature pages thereto, amending those certain Bell Atlantic resale agreements referenced therein

        10.17 Resale agreement, dated as of November 15, 1999, by and between the registrant and Bell South Telecommunications, Inc.

        10.18           Resale agreement, dated as of February 25, 2000, by and
                        among Illinois Bell Telephone, Indiana Bell Telephone
                        Incorporated, Michigan Bell Telephone, Nevada Bell Telephone
                        Co., The Ohio Bell Telephone Co., Pacific Bell Telephone
                        Co., The Southern New England Telephone Co., Southwestern
                        Bell Telephone Co., and Wisconsin Bell, Inc., d/b/a
                        Ameritech Wisconsin

        10.19 Resale agreement, dated as of September 27, 1999, by and between the registrant and Southwestern Bell Telephone
                        Company

        10.20 Resale agreement (Minnesota), undated, by and between the registrant and U S West Communications, Inc.

        10.21           Resale agreement (Oregon), dated as of November 19, 1999, by and between the registrant and U S West Communications, Inc.

        10.22           Resale agreement (Washington), dated as of November 19,
                        1999, by and between the registrant and U S West
                        Communications, Inc.

        10.23           Resale agreement (Arizona), dated as of January 28, 2000, by and between the registrant and U S West Communications, Inc.

        10.24           Resale agreement (New Mexico), dated as of February 25,
                        2000, by and between the registrant and U S West
                        Communications, Inc.

EXHIBIT NO.             EXHIBIT
        10.25           Resale agreement (Wyoming), dated as of February 25, 2000, by and between the registrant and U S West Communications,
                        Inc.

        10.26           Resale agreement (Iowa), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.27           Resale agreement (Utah), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.28           Resale agreement (North Dakota), dated as of February 25,
                        2000, by and between the registrant and U S West
                        Communications, Inc.

        10.29           Resale agreement (Idaho), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.30           Commercial Lease Agreement, dated as of May 1, 1998, by and between the registrant and Cummings Properties Management,
                        Inc.

        10.31           Amendment, dated as of December 23, 1998, by and between the registrant and Cummings Properties Management, Inc. to that certain Commercial Lease Agreement, dated as of May 1, 1998, by and between the registrant and Cummings Property
                        Management, Inc.

        10.32           Consent, dated as of February 19, 1999, by and among the
                        registrant, Xenergy, Inc. and Three Burlington Woods LLC to sublease

        10.33           Agreement, dated as of February 15, 1999, by and between the registrant and Xenergy, Inc. to sublease.

        10.34           Subordinated Loan and Security Agreement, dated as of
                        September 24, 1999, by and between the registrant and Comdisco, Inc.

        10.35 Master lease agreement, dated as of September 24, 1999, by and between the registrant and Comdisco, Inc.

        10.36 Indemnity Agreement dated as of October 20, 1999 by and between the registrant and Donaldson, Lufkin & Jenrette
                        Securities Corporation

        23.01*          Consent of Testa, Hurwitz & Thibeault, LLP (included in
                        Exhibit 5.01)

        23.02           Consent of Arthur Andersen LLP

        24.01           Power of Attorney (see page II-8)

        27.01           Financial Data Schedule

------------------------

*   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES:

    All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on April 10, 2000.

                                                       essential.com, inc.

                                                       By:  /s/ AKHIL GARLAND
                                                            -----------------------------------------
                                                            Akhil Garland
                                                            PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                            CHAIRMAN

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of essential.com, inc., hereby severally constitute and appoint Akhil Garland and Basil Pallone, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and any subsequent registration statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable essential.com, inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE(S)                   DATE
                                                       President, Chief Executive
/s/ AKHIL GARLAND                                        Officer, Chairman and
-------------------------------------------              Director                       April 10, 2000
Akhil Garland                                            (principal executive officer)

                                                       Director of Finance, Treasurer
/s/ BASIL PALLONE                                        and Controller (principal
-------------------------------------------              financial and accounting       April 10, 2000
Basil Pallone                                            officer)

/s/ MICHAEL KOLOWICH                                   Director
-------------------------------------------                                             April 10, 2000
Michael Kolowich

/s/ WILLIAM J. MEURER                                  Director
-------------------------------------------                                             April 10, 2000
William J. Meurer

/s/ PATRICK MORAN                                      Director and Secretary
-------------------------------------------                                             April 10, 2000
Patrick Moran

/s/ PAUL O'BRIEN                                       Director
-------------------------------------------                                             April 10, 2000
Paul O'Brien

                      SIGNATURE                                   TITLE(S)                   DATE
/s/ ROB SONI                                           Director
-------------------------------------------                                             April 10, 2000
Rob Soni

/s/ SCOTT UNGERER                                      Director
-------------------------------------------                                             April 10, 2000
Scott Ungerer

                                 EXHIBIT INDEX

EXHIBIT NO.             EXHIBIT
         1.01*          Form of Underwriting Agreement

         3.01 Third Amended and Restated Certificate of Incorporation of the registrant

         3.02           Form of Fourth Amended and Restated Certificate of
                        Incorporation of the registrant

         3.03           Form of Fifth Amended and Restated Certificate of
                        Incorporation of the registrant

         3.04           Second Amended and Restated By-laws of the registrant

         3.05           Form of Third Amended and Restated By-laws of the registrant

         4.01           Second Amended and Restated Investor Rights Agreement, dated as of February 8, 2000, by and among the registrant and the other parties set forth on the signature pages thereto

         4.02*          Specimen certificate representing the Common Stock

         5.01*          Opinion of Testa, Hurwitz & Thibeault, LLP

        10.01           Amended and Restated 1998 Stock Option and Incentive Plan

        10.02           Form of 2000 Employee Stock Purchase Plan

        10.03           Form of 2000 Non-Employee Director Stock Option Plan

        10.04           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Washington, D.C., Inc.

        10.05           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Maryland, Inc.

        10.06           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Delaware, Inc.

        10.07           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Pennsylvania, Inc.

        10.08           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--New Jersey, Inc.

        10.09           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--Virginia, Inc.

        10.10 Resale agreement, dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--Rhode Island

        10.11           Resale agreement, dated as of August 6, 1999, by and between the registrant and Bell Atlantic--West Virginia, Inc.

        10.12           Resale agreement dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph
                        Company d/b/a Bell Atlantic--Vermont

        10.13 Resale agreement, dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--New Hampshire

        10.14 Resale agreement, dated as of August 17, 1999, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--Maine

        10.15 Resale agreement, dated as of February 23, 1998, by and between the registrant and New England Telephone and Telegraph Company d/b/a Bell Atlantic--Massachusetts

EXHIBIT NO.             EXHIBIT
        10.16           Amendment, dated as of June 1999, by and between the
                        registrant and the other parties set forth on the signature pages thereto, amending those certain Bell Atlantic resale agreements referenced therein

        10.17 Resale agreement, dated as of November 15, 1999, by and between the registrant and Bell South Telecommunications, Inc.

        10.18           Resale agreement, dated as of February 25, 2000, by and
                        among Illinois Bell Telephone, Indiana Bell Telephone
                        Incorporated, Michigan Bell Telephone, Nevada Bell Telephone
                        Co., The Ohio Bell Telephone Co., Pacific Bell Telephone
                        Co., The Southern New England Telephone Co., Southwestern
                        Bell Telephone Co., and Wisconsin Bell, Inc., d/b/a
                        Ameritech Wisconsin

        10.19 Resale agreement, dated as of September 27, 1999, by and between the registrant and Southwestern Bell Telephone
                        Company

        10.20 Resale agreement (Minnesota), undated, by and between the registrant and U S West Communications, Inc.

        10.21           Resale agreement (Oregon), dated as of November 19, 1999, by and between the registrant and U S West Communications, Inc.

        10.22           Resale agreement (Washington), dated as of November 19,
                        1999, by and between the registrant and U S West
                        Communications, Inc.

        10.23           Resale agreement (Arizona), dated as of January 28, 2000, by and between the registrant and U S West Communications, Inc.

        10.24           Resale agreement (New Mexico), dated as of February 25,
                        2000, by and between the registrant and U S West
                        Communications, Inc.

        10.25 Resale agreement (Wyoming), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.26           Resale agreement (Iowa), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.27           Resale agreement (Utah), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.28           Resale agreement (North Dakota), dated as of February 25,
                        2000, by and between the registrant and U S West
                        Communications, Inc.

        10.29           Resale agreement (Idaho), dated as of February 25, 2000, by and between the registrant and U S West Communications, Inc.

        10.30           Commercial Lease Agreement, dated as of May 1, 1998, by and between the registrant and Cummings Properties Management,
                        Inc.

        10.31           Amendment, dated as of December 23, 1998, by and between the registrant and Cummings Properties Management, Inc. to that certain Commercial Lease Agreement, dated as of May 1, 1998, by and between the registrant and Cummings Property
                        Management, Inc.

        10.32           Consent, dated as of February 19, 1999, by and among the
                        registrant, Xenergy, Inc. and Three Burlington Woods LLC to sublease

        10.33           Agreement, dated as of February 15, 1999, by and between the registrant and Xenergy, Inc. to sublease.

        10.34           Subordinated Loan and Security Agreement, dated as of
                        September 24, 1999, by and between the registrant and Comdisco, Inc.

EXHIBIT NO.             EXHIBIT
        10.35           Master lease agreement, dated as of September 24, 1999, by and between the registrant and Comdisco, Inc.

        10.36 Indemnity Agreement dated as of October 20, 1999 by and between the registrant and Donaldson, Lufkin & Jenrette
                        Securities Corporation

        23.01*          Consent of Testa, Hurwitz & Thibeault, LLP (included in
                        Exhibit 5.01)

        23.02           Consent of Arthur Andersen LLP

        24.01           Power of Attorney (see page II-8)

        27.01           Financial Data Schedule

------------------------

*   To be filed by amendment.